SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-12

NCR CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NOTICE OF 2007 ANNUAL MEETING

AND PROXY STATEMENT

March 1, 2007

Dear Fellow NCR Stockholder:

I am pleased to invite you to attend NCR’s 2007 Annual Meeting of Stockholders on April 25, 2007. The meeting will begin promptly at 9:00 a.m. local time in the Auditorium of NCR’s World Headquarters Building, located at 1700 South Patterson Boulevard in Dayton, Ohio.

This booklet includes the formal notice of the meeting and the proxy statement. The proxy statement tells you more about the agenda and procedures for the meeting. It also describes how the Board operates and gives information about our director candidates and general compensation and corporate governance matters. A form of proxy for voting at the meeting and our annual report to stockholders for the year ended December 31, 2006 are included with this booklet.

Bill Nuti, NCR’s Chief Executive Officer, and I look forward to sharing more information with you about NCR at the annual meeting. If you plan to attend, please complete and return to NCR the meeting reservation request form printed on the back of this booklet.

Your vote is important. Whether or not you plan to attend the annual meeting, I urge you to authorize your proxy as soon as possible so that your stock may be represented at the meeting.

Sincerely,

James M. Ringler

Chairman of the Board

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS OF NCR CORPORATION

Time:

9:00 a.m. local time

Date:

Wednesday, April 25, 2007

Place:

Auditorium at NCR’s World Headquarters Building

1700 South Patterson Blvd.

Dayton, Ohio 45479

Purpose:

•

Elect three Class B directors to hold office for three-year terms and one Class A director to hold office for a period of time concurrent with the term of the remaining Class A directors, each until his or her respective successor is duly elected and qualifies;

•	Consider and vote upon the ratification of the appointment of the Company’s independent registered public accounting firm for 2007; and

•	Transact such other business as may properly come before the meeting and any adjournment or postponement of the meeting.

Other Important Information:

•	Registered stockholders of NCR common stock at the close of business on February 12, 2007, may vote at the meeting.

•	Your shares cannot be voted unless they are represented by proxy or in person by the record holder at the meeting. Even if you plan to attend the meeting, please authorize your proxy.

By order of the Board of Directors,

Peter M. Lieb

Senior Vice President,

General Counsel and Secretary

March 1, 2007

NCR Corporation

1700 South Patterson Blvd.

Dayton, Ohio 45479

PROXY STATEMENT

GENERAL INFORMATION

We are delivering these proxy materials to solicit proxies on behalf of the Board of Directors of NCR Corporation, a Maryland corporation (which we refer to as “NCR,” the “Company,” “we,” or “us”), for the 2007 Annual Meeting of Stockholders, including any adjournment or postponement thereof. The meeting will be held at 9:00 a.m. local time, on April 25, 2007, at the Company’s World Headquarters Building at the address above.

Starting March 19, 2007, we are mailing this proxy statement, together with a notice of meeting, form of proxy and voting instruction card (“proxy card”) and the Company’s annual report for the year ended December 31, 2006, to stockholders entitled to vote at the meeting.

Stockholders Entitled to Vote at the Meeting

If you are a registered stockholder at the close of business on the record date for the meeting, February 12, 2007, you are entitled to vote at the meeting. There were 179,312,878 shares of common stock outstanding on the record date. You will have one vote on each matter properly brought before the meeting for each share of NCR common stock you own.

Delivery of Voting Materials

As we did last year, we are taking advantage of the householding rules adopted by the U.S. Securities and Exchange Commission (“SEC”) that permit us to deliver only one set of disclosure materials (such as a proxy statement and annual report) to stockholders who share an address, unless otherwise requested. This allows us to reduce the expense of delivering duplicate disclosure materials and notice to our stockholders who may have more than one stock account or who share an address with another NCR stockholder. We will continue to send a separate proxy card for each stockholder residing at a shared address. If you are a registered stockholder (owning your stock directly and not through a nominee such as a bank or broker) who receives multiple copies of NCR’s annual report and proxy statement, you are encouraged to indicate your consent to the householding of future investor communications by answering “yes” to the Householding Election question on your proxy card.

If you own NCR common stock beneficially through a nominee (such as a bank or broker), information regarding householding of disclosure materials should be forwarded to you by your nominee.

Electronic Access to Proxy Materials and Annual Report

This proxy statement and NCR’s 2006 annual report to stockholders are available on the following Internet sites: http://investor.ncr.com/downloads/2007proxy.pdf (proxy statement) and http://investor.ncr.com/downloads/NCR2006AR.pdf (annual report). Most stockholders can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail.

If you are a registered stockholder, you can choose to access your disclosure materials electronically and save the Company the cost of producing and mailing these documents by following the instructions provided at http://www.icsdelivery.com/ncr or by following the prompt if you choose to authorize your proxy over the Internet. If you hold your NCR stock in a nominee name (such as through a bank or broker), please review the information provided by your nominee for instructions on how to elect to view future proxy statements and annual reports over the Internet.

How to Obtain a Separate Set of Voting Materials

If you have multiple NCR common stock record accounts and/or share an address with a family member who is an NCR stockholder and have received only one annual report and proxy statement, you may write or call us at 1700 S. Patterson Boulevard, Attn: Investor Relations, Dayton, Ohio 45479 (phone: 937-445-5905), to request separate copies of these materials at no cost to you.

How to Vote Your Shares

Your vote is important. Your shares can be voted at the annual meeting only if you are present in person or represented by proxy. Even if you plan to attend the meeting, we urge you to authorize your proxy in advance. We encourage you to authorize your proxy electronically by going to the http://www.proxyvote.com website or by calling the toll-free number (for residents of the United States and Canada) listed on your proxy card. Please have your proxy card in hand when going online or calling. If you authorize your proxy electronically, you do not need to return your proxy card. If you choose to authorize your proxy by mail, simply mark your proxy card, and then date, sign and return it in the postage-paid envelope provided.

If you hold your shares beneficially in street name through a nominee (such as a bank or broker), you may be able to authorize your proxy by telephone or the Internet as well as by mail. You should follow the instructions you receive from your nominee to vote these shares.

How to Revoke Your Proxy

You may revoke your proxy at any time before it is voted at the meeting by:

•	properly executing and delivering a later-dated proxy (including a telephone or Internet proxy authorization);

•	voting by ballot at the meeting; or

•	sending a written notice of revocation to the inspectors of election in care of the Corporate Secretary of the Company at the address listed above.

Voting at the Annual Meeting

The method by which you vote and authorize your proxy will in no way limit your right to vote at the meeting if you later decide to vote in person at the meeting. If you hold your shares in street name, you must obtain a proxy executed in your favor from your nominee (such as a bank or broker) to be able to vote at the meeting.

Your shares will be voted at the meeting as directed by the instructions on your proxy card, voting instructions or electronic proxy if: (1) you are entitled to vote, (2) your proxy was properly executed or properly authorized electronically, (3) we received your proxy prior to the annual meeting, and (4) you did not revoke your proxy prior to or at the meeting.

The Board’s Recommendations

If you send a properly executed proxy or authorized your proxy electronically without specific voting instructions, your shares represented by that proxy will be voted as recommended by the Board of Directors:

•	FOR the election of each of the three Class B director nominees and the single Class A director nominee (see pages 6-7); and

•	FOR ratification of the appointment of the Company’s independent registered public accounting firm for 2007 (see page 55).

Voting Shares Held in the NCR Savings Plan

If you are a participant in the NCR Savings Plan, your proxy includes any NCR common stock allocated to your plan account. The trustee of this plan will vote the number of shares allocated to your account according to your instructions. If you do not vote your shares in the NCR Savings Plan as instructed above, the trustee will vote unallocated shares, and any allocated shares for which voting instructions are not timely received, in the same proportion of “For” and “Against” votes as the shares for which voting instructions were timely received.

Voting Shares Held Under the NCR Direct Stock Purchase and Sale Plan

If you are a participant in the direct stock purchase and sale plan (the “DSPP”) administered by our transfer agent, Mellon Investor Services (“Mellon”), for NCR, your proxy includes the NCR common stock held in your DSPP account. Mellon, as the DSPP administrator, is the stockholder of record of that plan and will not vote those shares unless you provide it with instructions, which you may do over the Internet, by telephone, or by mail using your proxy card.

Votes Required to Approve Each Item

The presence at the meeting (in person or by proxy) of the holders of at least a majority of the shares outstanding on the record date, the close of business on February 12, 2007, is necessary to have a quorum allowing us to conduct business at the meeting. A majority of the votes cast (in person or by proxy) is required to elect directors and to ratify the appointment of our independent registered public accounting firm. Broker “non-votes” and abstentions are not votes cast under Maryland law and, therefore, will have no effect on the outcome of the vote for any item. Broker “non-votes” occur when a broker returns a properly executed proxy but does not vote on a particular item because the broker does not have the authority to vote on a proposal because it has not received voting instructions from the beneficial owner. We do not expect that brokers will lack authority to vote on either of the proposals that will be considered at the meeting.

Annual Meeting Admission

You may attend the meeting if you are a registered stockholder, a proxy for a registered stockholder, or a beneficial owner of NCR common stock with evidence of ownership. If you plan to attend the meeting in person, please complete and return to NCR’s Corporate Secretary the meeting reservation request form printed on the back of this booklet. If you are not a record stockholder, please include evidence of your ownership of NCR stock with the form (such as an account statement showing you own NCR stock as of the record date). If you do not have a reservation for the meeting, you may still attend if we can verify your stock ownership at the meeting.

We will include the results of the votes taken at the meeting in NCR’s next quarterly report filed with the SEC. You may also find information on how to obtain a full transcript of the meeting in that quarterly report or by writing to NCR’s Corporate Secretary at NCR Corporation, 1700 South Patterson Blvd., Dayton, Ohio 45479.

2-for-1 Stock Split

On January 21, 2005, the Company completed a 2-for-1 stock split of the Company’s common stock in the form of a 100% stock dividend for stockholders of record on December 31, 2004 (the “Stock Split”). All references to numbers of shares and per share amounts in this proxy statement reflect the Stock Split.

Uncertificated Shares

On January 25, 2006, the Board of Directors approved an amendment and restatement of the Company’s Bylaws which, among other things, allows the Company to issue uncertificated shares of stock. As a result of a resolution adopted by the Board of Directors, the Company will no longer issue stock certificates. However, stockholders whose shares are uncertificated will have all of the same rights as stockholders who were previously issued stock certificates and whose shares continue to be represented by certificates.

STOCK OWNERSHIP

Ownership by Officers and Directors

This table shows the NCR common stock beneficially owned as of January 31, 2007 by each executive officer named in the Summary Compensation Table found below on page 30, and each non-employee director and nominee and the current directors and current executive officers as a group. As of that date, the then current directors and executive officers as a group beneficially owned 1.2% of NCR stock. In addition to the shares shown in this table, directors hold the restricted stock units which have not yet vested listed in footnote 6 following the table.

Name	Total Shares Beneficially Owned(1)(2)	Shares Covered by Options(3)
Current Non-Employee Directors
Edward P. Boykin, Director	47,541	20,000
Gary Daichendt, Director	3,168	0
Mark Frissora, Director(4)	37,593	16,000
Linda Fayne Levinson, Director	104,938	78,946
Victor L. Lund, Director	39,628	24,000
C.K. Prahalad, Director	110,746	78,946
James M. Ringler, Director	94,463	64,610
William Stavropoulos, Director	101,080	62,000
Current Named Executive Officers
William R. Nuti, Director and Officer	245,701	103,913
Peter Bocian, Officer(5)	91,656	52,122
Malcolm Collins, Officer	49,407	17,717
Michael Koehler, Officer	114,200	28,710
Christine Wallace, Officer	131,351	91,159
Current Directors and Executive Officers as a Group (19 persons)	2,215,694	768,923

(1)	Some of NCR’s executive officers and directors own fractional shares of NCR stock. For purposes of this table, all fractional shares have been rounded to the nearest whole number. This column also includes the following shares granted to directors that were deferred pursuant to such directors’ election until the time of the respective director’s departure from the Board: Mr. Boykin, 19,541 shares; Mr. Ringler, 19,879 shares; Mr. Stavropoulos, 20,377 shares; and Ms. Levinson, 3,590 shares.
(2)	This column includes shares held by NCR’s executive officers and directors who have entered into a standard brokerage account form with Fidelity which includes a provision for the pledge of NCR shares owned by such executive officer or director. The pledge applies to all shares listed for each individual in the table above which are held in such individual’s Fidelity brokerage account.
(3)	This column shows those shares the officers and directors or their family members have the right to acquire through stock option exercises within 60 days after January 31, 2007. These shares are also included in the Total Shares Beneficially Owned column.
(4)	Includes an aggregate of 80 shares held by Mr. Frissora’s son as to which he disclaims any beneficial interest.
(5)	Includes 1,322 shares of restricted stock and 9,365 shares covered by exercisable options held by Mr. Bocian’s wife.
(6)	In addition to the shares listed in the table, directors hold the following number of restricted stock units which have not yet vested: Messrs. Boykin, Lund and Ringler, 1,486 (the receipt of which each of the directors has elected to defer); Mr. Daichendt, 603; and Messrs. Frissora, Prahalad and Stavropoulos and Ms. Levinson, 373.

Other Beneficial Owners of NCR Stock

To the Company’s knowledge, the following stockholders beneficially own more than 5% of the Company’s outstanding stock.

Name and Address of Beneficial Owner	Total Number of Shares		Percent of Class
FMR Corp 82 Devonshire Street Boston, Massachusetts 02109	22,077,310	(1)	12.39%

Dodge & Cox 555 California Street, 40th Floor San Francisco, California 94104	13,695,990	(2)	7.7%

(1)	Information is based upon a Schedule 13G/A filed by FMR Corp. (“FMR”) and Edward C. Johnson 3d, Chairman of FMR, with the SEC on February 14, 2007. FMR reports ownership of shares held by its direct and indirect subsidiaries, including Fidelity Management & Research Company (“Fidelity”), Fidelity Management Trust Company, Strategic Advisers, Inc., Pyramis Global Advisors Trust Company, Pyramis Global Advisors, LLC and Fidelity International Limited. These FMR entities have sold dispositive power over all 22,077,310 shares and sole voting power with respect to 1,984,089 shares.

Fidelity is the beneficial owner of 20,186,681 of the shares shown above as a result of acting as investment adviser to various investment companies (“Funds”). Edward C. Johnson 3d, FMR, through its control of Fidelity, and the Funds each has sole power to dispose of the 20,186,681 shares owned by the Funds.

(2)	Information is based upon the Schedule 13G/A, dated February 8, 2007, filed by Dodge & Cox with the SEC. According to this filing, Dodge & Cox, as an investment adviser, has sole power to dispose or direct the disposition (“dispositive power”) of 13,695,900 of these shares, has sole power to vote or to direct the vote (“voting power”) over 12,832,590 shares, and has shared voting power over 141,900 shares.

ELECTION OF DIRECTORS

(Item 1 on Proxy Card)

The Board of Directors is currently divided into three classes. Directors hold office for staggered terms of three years (or less if they are filling a vacancy) and until their successors are elected and qualify. One of the three classes is elected each year to succeed the directors whose terms are expiring. As of the 2007 annual meeting, the terms for the directors in Classes A, B and C of the Board of Directors expire in 2009, 2007, and 2008, respectively.

Messrs. Boykin and Lund and Ms. Levinson are Class B Directors whose current terms are expiring at the 2007 annual meeting. Messrs. Boykin and Lund and Ms. Levinson have been nominated for reelection through the 2010 annual meeting of stockholders and until their successors are elected and qualify. Mr. Daichendt is a Class A Director who was elected by the Board of Directors following the 2006 annual meeting of stockholders. NCR’s Chief Executive Officer identified and recommended Mr. Daichendt to the Committee on Directors and Governance as a candidate for such position and that committee subsequently recommended to the Board of Directors that he be elected a director of the Company to serve as a Class A director until the 2007 annual meeting. Mr. Daichendt has been nominated for reelection through the 2009 annual meeting of stockholders and until his successor is elected and qualifies.

Proxies solicited by the Board will be voted for the election of the nominees, unless you withhold your vote on your proxy. The Board has no reason to believe that these nominees will be unable to serve. However, if one of them should become unavailable, the Board may reduce the size of the Board or designate a substitute nominee. If the Board designates a substitute, shares represented by proxies will be voted for the substitute nominee.

The Board recommends that you vote FOR each of the following nominees for election as a director.

Class B—Current Terms Expiring in 2007 and New Terms Expiring in 2010:

Edward P. “Pete” Boykin, 68, served as the President and Chief Operating Officer of Computer Sciences Corporation (“CSC”), an information technology services company he joined in 1966, from July 2001 to June 2003. From 1998 to 2001, he held a number of senior management positions at CSC, including group president of its Financial Services Group from 1999 to 2001 and vice president of its Technology Management Group from 1998 to 1999. From 1996 to 1998, Mr. Boykin was President of The Pinnacle Alliance, a CSC-managed organization providing information technology outsourcing and other services to J.P. Morgan. Mr. Boykin became a director of NCR on June 5, 2002.

Linda Fayne Levinson, 65, is Chair of the Board of Directors of Vendare Media Corporation, an online media and marketing company providing solutions for brand marketers, direct marketers and web publishers, a position she has held since July 2006. She is also Chair of the Board of Directors of X1 Technologies, Inc., an Idealab company providing secure enterprise desktop search solutions, a position she has held since November 2006. From February 2006 through July 2006, Ms. Levinson was Interim Chief Executive Officer of Vendare Media. Ms. Levinson was a partner at GRP Partners, a private equity investment fund investing in start-up and early-stage retail and electronic commerce companies, from 1997 to December 2004. From 1994 to 1999, she was President of Fayne Levinson Associates, an independent consulting firm. Ms. Levinson has also served as an executive with Creative Artists Agency Inc., as a partner in the merchant banking operations of Alfred Checchi Associates, Inc., as a Senior Vice President of American Express and as a Partner at McKinsey & Co. She is also a director of DemandTec, Inc., Jacobs Engineering Group Inc., Ingram Micro Inc., and The Western Union Company. Ms. Levinson became a director of NCR on January 1, 1997.

Victor L. Lund, 59, has served as non-executive Chairman of the Board of DemandTec, Inc., a SAS demand forecasting company, since December 2006. Prior to this position, Mr. Lund served as the non-executive Chairman of the Board of Mariner Health Care, Inc., a long-term health care services company, from May 2002 to December 2004. He served as Vice Chairman of Albertson’s, Inc., a food and drug retailer, from June 1999 until June 2002. Mr. Lund served as Chairman of the Board of American Stores Company from 1995 until its acquisition by Albertson’s in June 1999, and as Chief Executive Officer of American Stores Company from 1992 until 1999. He was President of American Stores Company from 1992 until 1995. Prior to joining American Stores Company in 1977, Mr. Lund was a practicing certified public accountant. He also serves on the boards of Borders Group, Inc., Del Monte Foods Company, and Service Corporation International. Mr. Lund became a director of NCR on April 23, 2003.

Class A—Current Term Expiring in 2007 and New Term Expiring in 2009:

Gary Daichendt, 55, is the lead investor in Howie’s Game Shack LLC, a gaming center company, and the commercial real estate firm, TheoryR Properties LLC. He served as President and Chief Operating Officer of Nortel Networks, a global supplier of communication equipment, from March 2005 to June 2005. Prior to that and until his retirement in December 2000, Mr. Daichendt served as Executive Vice President, Worldwide Operations for Cisco Systems, a manufacturer of communications and information technology networking products. Mr. Daichendt joined Cisco in 1994 as Vice President, Intercontinental Operations, and soon became Senior Vice president, Sales. In 1998 he became Executive Vice President, Worldwide Operations. He became a director of NCR on April 26, 2006.

Directors Whose Terms of Office Continue

Class A— Current Terms Expiring in 2009:

William R. Nuti, 43, is our President and Chief Executive Officer. Before joining NCR in August 2005, Mr. Nuti served as President and Chief Executive Officer of Symbol Technologies, Inc., an information technology company (“Symbol Technologies”). Prior to that, he was Chief Operating Officer of Symbol Technologies. Mr. Nuti joined Symbol Technologies in 2002 following 10 years at Cisco Systems where he held positions of increasing responsibility, advancing to the dual role of senior vice president of the company’s Worldwide Service Provider Operations and U.S. Theater Operations. Prior to his Cisco experience, Mr. Nuti held sales and management positions at IBM, Netrix Corporation and Network Equipment Technologies. Mr. Nuti became a director of NCR on August 7, 2005.

James M. Ringler, 61, is Chairman of the Board of NCR, a position he has held since July 25, 2005. From March 30, 2005 to August 7, 2005, Mr. Ringler served as NCR’s President and Interim Chief Executive Officer. He served as Vice Chairman of Illinois Tool Works Inc., a multi-billion dollar diversified manufacturer of highly engineered components and industrial systems, from 1999 until 2004. Prior to joining Illinois Tool Works, from 1997 to 1999, Mr. Ringler was Chairman of Premark International, Inc. (“Premark”), a large, diversified manufacturing company serving the food equipment, builder products and consumer durable markets. He also served as Premark’s Chief Executive Officer from 1995 to 1999, and prior to that as its President and Chief Operating Officer. Mr. Ringler was a director of Premark from 1990 until it merged with Illinois Tool Works in 1999. Mr. Ringler serves as a director of Autoliv Inc., The Dow Chemical Company, FMC Technologies, Inc., and Corn Products International, Inc. He joined NCR’s Board of Directors on November 1, 2003.

Class C—Terms Expiring in 2008:

Mark P. Frissora, 51, became Chief Executive Officer of The Hertz Corporation, a car and equipment rental company, on July 19, 2006, and became Chairman of the Board of The Hertz Corporation on January 1, 2007. Prior to becoming Chief Executive officer of The Hertz Corporation, Mr. Frissora was Chairman and Chief Executive Officer of Tenneco Inc. (“Tenneco”), a manufacturer of automotive emission control and ride control products and systems, from March 2000, after serving as its President and Chief Executive Officer from November 1999 until March 2000. From March to November 1999, he was President, Worldwide Operations, at Tenneco’s automotive subsidiary, and also served as that company’s Senior Vice President and General Manager, Worldwide Original Equipment, from 1998 until March 1999. Mr. Frissora became a director of NCR on June 5, 2002.

C.K. Prahalad, 65, is the Paul and Ruth McCracken Distinguished University Professor at The Ross School of Business, University of Michigan. Mr. Prahalad is a nationally recognized specialist in corporate strategy and the role of top management in large, diversified, multi-national corporations. From 2000 to 2002, he was Chairman of PRAJA, Inc., a software company located in San Diego, California. He is also a director of Hindustan Lever Limited, India, and World Resources Institute, Washington, D.C., a non-governmental organization. Mr. Prahalad became a director of NCR on January 1, 1997.

William S. Stavropoulos, 67, retired as director and Chairman of the Board of Directors of The Dow Chemical Co. (“Dow Chemical”), a chemical and plastics producer, on April 1, 2006. He had served in such capacity since November 2000. Mr. Stavropoulos was the President and Chief Executive Officer of Dow Chemical from 1995 to 2000 and was reappointed to that position in December 2002. In November 2003, Mr. Stavropoulos relinquished the position as President and in November 2004 relinquished the position as Chief Executive Officer. In addition, he is a director of BellSouth Corporation, Chemical Financial Corporation, and Maersk Inc., and is a trustee of the Fidelity Group of Funds. Mr. Stavropoulos became a director of NCR on January 1, 1997.

ADDITIONAL INFORMATION CONCERNING THE BOARD OF DIRECTORS

The Board of Directors oversees the overall performance of the Company on your behalf. Members of the Board stay informed of the Company’s business through discussions with the Chief Executive Officer and other members of management and staff, by reviewing materials provided to them, and by participating in regularly scheduled Board and committee meetings.

Corporate Governance

NCR’s Board of Directors is elected by the stockholders to govern the business and affairs of the Company. The Board selects the senior management team, which is charged with conducting the Company’s business. Having selected the senior management team, the Board acts as an advisor to senior management and monitors its performance. The Board reviews the Company’s strategies, financial objectives and operating plans. It also plans for management succession of the Chief Executive Officer, as well as other senior management positions, and oversees the Company’s compliance efforts.

To help discharge its responsibilities, the Board of Directors has adopted Corporate Governance Guidelines on significant corporate governance issues. These guidelines address, among other things, such matters as director independence, committee membership and structure, meetings and executive sessions, and director selection, retirement, and training. The Board’s Corporate Governance Guidelines are found on NCR’s corporate governance website at http://www.ncr.com/corpgovernance/guidelines.htm. You may obtain a written copy of these guidelines, or any of the Board’s committee charters, by writing to NCR’s Corporate Secretary at the address listed on page 3 of this proxy statement. The Board’s independent directors meet regularly in executive session and, as provided in the Corporate Governance Guidelines, the Board of Directors has selected the Chairman of the Board to preside at its executive sessions during 2007.

In connection with its Corporate Governance Guidelines, the Board of Directors has established independence standards. In general, the Board shall determine whether a director is considered independent, taking into account the independence guidelines of the New York Stock Exchange and the factors listed immediately following this paragraph, which are included as Exhibit B, Definition of Director Independence, to the Board’s Corporate Governance Guidelines referenced above, in addition to those other factors it may deem relevant. No director may qualify as independent unless the Board affirmatively determines (i) under the New York Stock Exchange listing standards, that he or she has no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with NCR); and (ii) under the Company’s independence standards, that the director or director candidate:

•	has not been an employee of the Company or any of its affiliates, or affiliated with the Company, within the past five years;

•	has not been affiliated with or an employee of the Company’s present or former independent auditors or its affiliates within at least the past five years;

•

cannot have been in the past five years a paid advisor, service provider or consultant to the Company or any of its affiliates or to an executive officer of the Company or an employee or owner of a firm that is such a paid advisor, service provider or consultant;

•

has not, directly or indirectly, had a material relationship (such as being an executive officer, director, partner, or significant stockholder) with a significant customer or supplier of the Company, and in no case may the director be an executive officer or employee of another company that in the previous three years made payments to or received payments from the Company in a fiscal year exceeding the greater of $1 million or 2% of the other company’s consolidated gross revenues;

•

is not an executive officer or director of a foundation, university or other non-profit entity receiving significant contributions from the Company, including contributions in the previous three years that, in any single fiscal year, exceeded the greater of $1 million or 2% of such charitable organization’s consolidated gross revenues;

•	has not been employed as an executive officer by another corporation that has (or had during the past five years) an executive officer of the Company on its board of directors;

•

has not for the past five years received any compensation, consulting, advisory or other fees from the Company, other than director compensation and expense reimbursement or compensation for prior service that is not contingent on continued service; and

•

is not and has not been for the past five years, a member of the immediate family of (i) an officer of the Company, (ii) an individual who receives more than $100,000 per year in direct compensation from the Company, other than compensation for prior service that is not contingent on continued service, (iii) an individual affiliated with or an employee of the Company’s present or former independent auditors or its affiliates, (iv) an individual who is an executive officer of another company that has (or had) an executive officer of the Company on its board of directors, (v) an executive officer of a company that has made payments to, or received payments from, the Company in a fiscal year that exceeded the greater of $1 million or 2% of the other company’s consolidated gross revenues, or (vi) any director who is not considered an independent director.

NCR’s Board of Directors has determined that all of the Company’s non-employee directors and nominees, namely Edward (Pete) Boykin, Gary Daichendt, Mark Frissora, Linda Fayne Levinson, Victor Lund, C.K. Prahalad, James Ringler and William Stavropoulos, meet the New York Stock Exchange listing independence standards and the Company’s independence standards. In evaluating and determining the independence of Mr. Frissora, the Board of Directors considered the relationship between NCR and The Hertz Corporation. Mr. Frissora is the Chairman of the Board and Chief Executive Officer of The Hertz Corporation, which is the primary supplier of rental cars to NCR. There were no other transactions, relationships or arrangements that required review by the Board for purposes of determining director independence.

The Board met 7 times last year. In 2006, all of the directors attended 75% or more of the total number of meetings of the Board and the committee(s) on which he or she serves. In addition, NCR’s directors have a practice of attending the Company’s annual meeting of stockholders each year. All of the directors who had been elected at the time of the meeting attended the Company’s 2006 annual meeting of stockholders. There is no formal policy regarding director attendance at the annual meeting of stockholders.

Committees of the Board

NCR’s Board of Directors has four committees: the Audit Committee, the Compensation and Human Resource Committee, the Committee on Directors and Governance, and the Executive Committee.

Audit Committee:    The Audit Committee is the principal agent of the Board of Directors in overseeing (i) the quality and integrity of the Company’s financial statements; (ii) the assessment of financial risk and risk management programs; (iii) the independence, qualifications, and performance of the Company’s independent registered public accounting firm; (iv) the performance of the Company’s internal auditors; and (v) the integrity of management and the quality and adequacy of disclosures to stockholders. The committee also:

•

is solely responsible for hiring and terminating the Company’s independent registered public accounting firm and pre-approving all audit, as well as any audit-related, tax and other non-audit services, to be performed by the independent registered public accounting firm;

•	reviews and discusses with NCR’s independent registered public accounting firm their quality control procedures and the Company’s critical accounting policies and practices;

•	regularly reviews the scope and results of audits performed by the Company’s independent registered public accounting firm and internal auditors;

•	meets with management to review the adequacy of the Company’s internal control framework and its financial, accounting, reporting and disclosure control processes;

•	reviews the Company’s periodic SEC filings and quarterly earnings releases;

•

reviews and discusses with the Company’s Chief Executive and Financial Officers the procedures they followed to complete their certifications in connection with NCR’s periodic filings with the SEC; and

•	discusses management’s plans with respect to the Company’s major financial risk exposures.

The Audit Committee has four members, Edward (Pete) Boykin, Gary Daichendt, Victor Lund and C.K. Prahalad, each of whom is independent and financially literate as determined by the Board under applicable SEC and New York Stock Exchange (“NYSE”) standards. In addition, the Board has determined that Messrs. Boykin and Lund are “audit committee financial experts,” as defined under SEC regulations. No member of the committee may receive any compensation, consulting, advisory or other fee from the Company, other than Board compensation described below under the caption “Compensation of Directors,” as determined in accordance with applicable SEC and NYSE rules. Members serving on the Audit Committee are limited to serving on two other audit committees of public companies, unless the Board of Directors evaluates and determines that these other commitments would not impair his or her effective service to the Company.

A more detailed discussion of the committee’s mission, composition, and responsibilities is contained in the Audit Committee Charter, which was adopted as revised by the Board of Directors in October 2006. A copy of this charter can be found on NCR’s corporate governance website at http://www.ncr.com/corpgovernance/corpgov_board_charters.htm.

Compensation and Human Resource Committee:    This committee reviews and approves the Company’s total compensation goals, objectives and programs covering executive officers and key management employees as well as the competitiveness of NCR’s total executive officer compensation practices. The committee also:

•	evaluates and reviews the performance levels of NCR’s executive officers and determines base salaries and equity and incentive awards for such officers;

•	discusses its evaluation of, and determination of compensation to, the Chief Executive Officer at executive session of the Board of Directors;

•	reviews and approves NCR’s executive compensation plans;

•

monitors NCR’s compliance with the Sarbanes-Oxley Act of 2002 relating to 401(k) plans and loans to directors and officers, NYSE rules relating to approval of equity compensation plans and all other applicable laws affecting employee compensation and benefits;

•	reviews management’s proposals to make significant organizational changes or significant changes to existing executive officer compensation plans; and

•	oversees NCR’s plans for management succession and development.

This committee may delegate its authority to the Company’s Chief Executive Officer to make equity awards to individuals other than executive officers in limited instances.

This committee has three members, Linda Fayne Levinson, James Ringler and Mark Frissora, each of whom the Board of Directors has determined meet the New York Stock Exchange listing independence standards and the Company’s independence standards. However, Mr. Ringler does not qualify as an “outside director” as defined in Section 162(m) of the Internal Revenue Code. Mr. Ringler does not participate in committee votes pertaining to plan design or compensation decisions under plans intended to be compliant with Section 162(m).

This committee is authorized to and has directly engaged its compensation consultant, Frederic W. Cook & Co., to review the Company’s long-term incentive program, the Management Incentive Plan and other key programs related to the compensation of executive officers. In 2006, the committee directed its consultant to conduct market studies, review publicly available market data and be readily available for consultation with this committee and its members regarding such matters.

A more detailed discussion of the committee’s mission, composition, and responsibilities is contained in the Compensation and Human Resource Committee Charter, which was adopted as revised by the Board of Directors in January 2007. A copy of this charter can be found on NCR’s corporate governance website at http://www.ncr.com/corpgovernance/corpgov_board_charters.htm.

Compensation and Human Resource Committee Interlocks and Insider Participation:    Mr. Ringler served as President and Interim Chief Executive Officer from March 30, 2005, to August 7, 2005.

Committee on Directors and Governance:    This committee is responsible for reviewing the Board’s corporate governance practices and procedures and the Company’s ethics and compliance program, and:

•	establishes procedures for evaluating the performance of the Board of Directors and oversees such evaluation;

•	reviews and makes recommendations to the Board concerning director compensation; and

•

reviews the composition of NCR’s Board of Directors and the qualifications of persons identified as prospective directors, recommends the candidates to be nominated for election as directors, and, in the event of a vacancy on the Board, recommends any successors.

This committee is authorized to and directly engaged Watson Wyatt as its consultant to review the Company’s director compensation program. In 2006, the committee directed its consultant to conduct market studies, review publicly available market data concerning various elements of potential director compensation, including retainer and meeting fees and long-term incentive payments, and be readily available for consultation with this committee and its members regarding such matters.

The Committee on Directors and Governance is composed entirely of independent directors, Linda Fayne Levinson, C.K. Prahalad and William Stavropoulos.

Selection of Nominees for Directors

Your directors and the Committee on Directors and Governance are responsible for recommending candidates for membership to the Board. The director selection process is described in detail in the Board’s Corporate Governance Guidelines, which are posted on the Company’s corporate governance website at http://www.ncr.com/corpgovernance/guidelines.htm. In determining candidates for nomination, the Committee on Directors and Governance will seek the input of the Chairman of the Board and the Chief Executive Officer and will consider individuals recommended for Board membership by the Company’s stockholders in accordance with the Company’s Bylaws and applicable law. From time to time, the committee may engage outside search firms to assist it in identifying and contacting qualified candidates. In 2006, the Committee on Directors and Governance engaged Spencer Stuart to assist in identifying qualified candidates for the open Class A Director position. Although Spencer Stuart identified potential candidates, the committee ultimately selected a candidate, Mr. Daichendt, who had been recommended to the committee by the Company’s Chief Executive Officer. All candidates are evaluated by the committee using the qualification guidelines included as part of the Board’s Corporate Governance Guidelines. As part of the selection process, the Committee on Directors and Governance and the Board of Directors examine candidates’ business skills and experience, personal integrity, judgment, and ability to devote the appropriate amount of time and energy to serving the best interests of stockholders. The Board and the Committee on Directors and Governance are committed to finding proven leaders who are qualified to serve as NCR directors.

Stockholders wishing to recommend individuals for consideration as directors should contact the Committee on Directors and Governance by writing the Company’s Corporate Secretary at NCR Corporation, 1700 South Patterson Blvd., Dayton, OH 45479. Recommendations by stockholders that are made in this manner will be evaluated in the same manner as other candidates. Stockholders who want to nominate directors for election at NCR’s next annual meeting of stockholders must follow the procedures described in the Company’s Bylaws, which are available on our corporate governance website at http://www.ncr.com/corpgovernance/corpgov_bylaws.htm. See “Procedures for Stockholder Proposals and Nominations” on page 56 of this proxy statement for further details regarding how to nominate directors.

The directors nominated by the Board of Directors for election at the 2007 annual meeting were recommended by the Committee on Directors and Governance. All of these candidates for election are currently serving as directors of the Company and have been determined by the Board to be independent.

A more detailed discussion of the committee’s mission, composition, and responsibilities is contained in the Committee on Directors and Governance Charter, which was adopted by the Board of Directors as amended in January 2007. A copy of this charter can be found on NCR’s corporate governance website at http://www.ncr.com/corpgovernance/corpgov_board_charters.htm.

Executive Committee:    This committee has the authority to exercise all powers of the full Board of Directors, except those prohibited by applicable law, such as amending the Bylaws or approving a merger that requires stockholder approval. This committee meets between regular Board meetings if urgent action is required.

Board Committee Membership

Name	Executive Committee		Compensation and Human Resource Committee		Audit Committee		Committee on Directors and Governance
James Ringler	X	*	X
Edward (Pete) Boykin	X				X	*
Gary Daichendt					X
Mark Frissora			X
Linda Fayne Levinson	X		X	*			X
Victor Lund					X
William R. Nuti	X
C.K. Prahalad	X				X		X	*
William Stavropoulos							X
Number of meetings in 2006	0		9		9		3

*Chair

Communications with Directors

Stockholders wishing to communicate directly with NCR’s Board of Directors, any individual director, the Chairman of the Board, or NCR’s non-management or independent directors as a group are welcome to do so by writing NCR’s Corporate Secretary at 1700 South Patterson Blvd., Dayton, Ohio 45479. The Corporate Secretary will forward any communications as directed. Any matters reported by stockholders relating to NCR’s accounting, internal accounting controls or auditing matters will be referred to members of the Audit Committee as appropriate. Anonymous and/or confidential communications with the Board of Directors may also be made by writing to this address. For more information on how to contact NCR’s Board, please see the Company’s Corporate Governance website at http://www.ncr.com/corpgovernance/corpgov_contact.htm.

Code of Conduct

The Company has a Code of Conduct that sets the standard for ethics and compliance for all of its employees. NCR’s Code of Conduct is available on NCR’s corporate governance web site at http://www.ncr.com/corpgovernance/corpgov_code_ conduct.htm. To receive a copy of the Code of Conduct, please send a written request to the Corporate Secretary at the address provided above.

Section 16(a) Beneficial Ownership Reporting Compliance

During 2006, all executive officers and directors of the Company timely filed the reports required under Section 16(a) of the Securities Exchange Act of 1934, except that the Company filed a late report: (a) in 2006 on behalf of each of Bruce Langos, Senior Vice President, Global Operations, and Peter Dorsman, Vice President and General Manager, Systemedia Division, each in connection with the grant of performance-based restricted stock and options awarded in September 2006; and (b) in 2007 on behalf of Peter Bocian, Senior Vice President and Chief Financial Officer, in connection with the exercise of options in March 2006.

BOARD COMPENSATION AND HUMAN RESOURCE COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation and Human Resource Committee of the Board of Directors (the “Committee”) manages the Company’s compensation programs on behalf of the Board of Directors. The Committee reviewed and discussed with the Company’s management the Compensation Discussion and Analysis included in this Proxy Statement. In reliance on the review and discussions referred to above, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and the Company’s Proxy Statement to be filed in connection with the Company’s 2007 Annual Meeting of Stockholders, each of which will be filed with the Securities and Exchange Commission.

Dated:    February 26, 2007

The Compensation and Human Resource Committee:

Linda Fayne Levinson, Chair

Mark P. Frissora, Member

James M. Ringler, Member

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

In order to better understand our executive compensation program, it is necessary to understand our business and the markets in which we compete. We provide technology and services that help businesses interact, connect, and relate with their customers. Our specific solutions for the retail and financial industries are provided through our Financial Self Service (which includes our ATM business) and Retail Store Automation businesses. Our Teradata Data Warehousing and Customer Services businesses also provide solutions for these industries, as well as to other major industries, including telecommunications, transportation, insurance, healthcare, manufacturing, travel, logistics and government. Our solutions are based on a foundation of long-established industry knowledge and consulting expertise, value-added software, hardware technology, global customer support services, and a complete line of business consumables and specialty media products.

We are a multinational company that has been in business for more than 120 years and has established a reputation of providing quality products, services and solutions to our customers. We maintain offices in approximately 70 countries and employ approximately 29,000 employees and contractors worldwide.

We operate in the intensely competitive information technology industry, which is characterized by rapidly changing technology, evolving industry standards, frequent new product introductions, price and cost reductions, and increasingly greater commoditization of products. As a global company, our business is affected by the economies of the numerous countries in which we operate. We also face many aggressive and well-financed competitors both in the United States and in the various international markets where we operate.

In this environment, our success depends on putting together and maintaining a leadership team with the integrity, skills, and dedication needed to manage a global organization and the vision to anticipate and respond to future market developments. We use our executive compensation program to help us achieve this objective. As described below, portions of the program have been designed to enable us to assemble and retain a group of executives who have the collective and individual abilities necessary to run our business to meet these challenges. Other portions are intended to focus these executives on achieving financial results that enhance the value of our stockholders’ investment. At the same time, we have structured the program to be flexible, so that we can meet the changing needs of our business over time.

The Company’s named executive officers discussed in this Compensation Discussion and Analysis and the related tables include Messrs. Nuti, Bocian, Collins and Koehler and Ms. Wallace (collectively, the “Named Executive Officers”).

Compensation Philosophy

Our Company’s goal is to attract, motivate and retain key leadership. We believe that, to be successful, we need to be competitive not only in our products and solutions, but also in the quality of our executives. This, in turn, requires that we pay our executives competitively. Accordingly, our executive compensation program is guided by the following four principles:

1. Our key program elements are current cash and long-term equity incentives.    We compensate our Named Executive Officers primarily with cash (base salary and annual incentives) and equity awards. We believe these components provide our executives with a stable source of income while, at the same time, affording us the flexibility, as described below, to structure most of their compensation so that it is directly aligned with our performance.

In recent years, we have begun to shift the relative mix of cash and equity compensation for our executives. This change supports our objective of ensuring that a large portion of total compensation for executives is tied to the achievement of multi-year operating performance goals and changes in stockholder value. In addition, this change enhances the retentive aspect of the overall program by requiring executives to remain employed for a multi-year period to fully vest in the awards. As part of this process, we have begun to rebalance cash compensation (base salary and annual cash incentives) and long-term incentives so that, when we achieve targeted financial results, the total compensation of our executives, including the Named Executive Officers, will be at the competitive market median.

Consistent with our focus on cash and equity, we have historically de-emphasized the ancillary components of our program, such as perquisites and other personal benefits. This is intended to minimize the non-performance-based components of the overall compensation program and to place a greater portion of pay “at risk.” As reflected in the Summary Compensation Table on page 30, our executives, including the Named Executive Officers, receive a limited number of perquisites. The Compensation and Human Resource Committee (the “Committee”) monitors our perquisite practices closely and must approve any perquisites before they can be offered to an executive.

In addition, as we have transitioned our employee retirement program from a defined benefit to a defined contribution structure, retirement benefits have played an increasingly smaller role in the overall program. Due to restrictions we have placed on participation in our defined benefit pension plans over the past three years, only three of our Named Executive Officers participated in these plans as of the end of 2006, and, for these individuals, their benefits were frozen at pre-2007 levels.

2. We strive to pay at competitive market levels.    When setting targeted total compensation for our executives, including the Named Executive Officers, we seek to ensure that both the cash (base salary and annual incentive) and equity components of their packages are competitive in the relevant market. This supports our objective of attracting and retaining high quality executives and ensures that the overall economic cost of compensation is reasonable, and therefore sustainable, in relation to our peers. In fashioning the cash component, we look at compensation data about comparable positions at companies in the relevant peer group (as discussed on pages 17-18), as well as the cash compensation arrangements of our other senior executives. To set the target value of equity awards, we consider several factors, including compensation data about comparable positions in the peer group, amounts previously awarded to our other executives, and, in the case of a new hire, the amount that the prospective executive may be forfeiting by leaving his or her current employer.

3. To motivate and reward our executives for superior performance, the majority of our key program elements are performance-based.    Although we provide our executives, including the Named Executive Officers, with a competitive base salary, most of their compensation is performance-based. Importantly, the portion of performance-based “at risk” compensation increases directly with the executive’s role and responsibility within the Company. Consequently, the senior-most executives are held most accountable to stockholders for the achievement of operational targets and strategic goals. Generally, we use three different vehicles to achieve this purpose:

•	A performance-based annual cash incentive plan;

•	Annual performance-based equity awards; and

•	Special performance awards for exemplary individual contributions (which are made in the form of either cash or equity).

We believe that, by emphasizing these vehicles, we are able to reinforce our goal of maintaining a results-oriented culture that provides above-target rewards only when performance is also above target. Thus, the interests of our executives are directly aligned with those of our stockholders as the financial success of both is contingent upon performance.

Equity compensation is used as a tool to unite all executives in a common set of goals and foster stock ownership, which creates commonality of interest with stockholders, while the annual incentive plan is used to ensure that performance targets vary among business units in a manner consistent with each business unit’s key objectives.

4. To encourage high-performing executives to stay with us, key program elements are structured to enable them to share in our long-term growth and success.    To ensure that our efforts to attract and motivate our executives provide benefits to our stockholders, we have designed our key program elements to encourage our executives to remain with the Company. For example, our equity awards are subject to multi-year vesting schedules and we set our cash compensation at competitive levels. We also devote significant attention to talent management and succession planning to support the individual career growth of our executives and to identify promotion opportunities for key individuals.

The Committee, which oversees our executive compensation program, evaluates these principles regularly to ensure that they are consistent with our goals and needs.

General Compensation Levels

Each year, we review the base salaries and annual and long-term incentive opportunities offered to our executives, including the Named Executive Officers, to ensure that they are competitive with market practices, support our executive recruitment and retention objectives, and are internally equitable among executives. While we do not set specific total compensation targets, our process essentially results in a de facto target – that is, a total amount of compensation that we will pay an executive if all corporate and individual performance objectives are fully met. Each of our key program components is generally set with market median as a guideline, except that long-term incentives are generally based upon a combination of affordability, market practices and retention objectives.

As part of this process, the Committee considers market data and input provided by its compensation consultant, Frederic W. Cook & Co., and our management. The market data is derived from several published high-technology and general industry compensation surveys. We use this data to match our specific executive positions to those with similar functional descriptions at companies with similar business characteristics. For example, survey data from high-technology companies is weighted more heavily for the Named Executive Officers in charge of business units using more advanced technology (such as Teradata) than for the Named Executive Officers in charge of “lower technology” businesses (such as Systemedia or Customer Services).

In most cases, each Named Executive Officer is specifically matched to comparable positions within the compensation surveys to ascertain the appropriate placement relative to market. Where it is not possible to match a Named Executive Officer’s role, he or she will be compared with several other senior executive positions based on functional responsibilities, revenue size of the business unit, and individual experience. We also take into consideration market trends to determine how base salary and annual cash incentives are changing from year to year and how each component relates as a percentage of total compensation. We generally start by setting base salary at the relevant market median and build on that, factoring in performance and the experience and skills of the Named Executive Officer. However, we use the market data as context only, and any cash compensation decisions also factor in individual experience and internal fairness. Accordingly, base salary will – and does – vary among the Named Executive Officers. Annual cash incentive award target levels are set as a percentage of base salary. Through this process, we believe that the cash compensation package for our Named Executive Officers has been balanced for both internal and external fairness.

Peer Groups and Benchmarking

We benchmark the various elements of our executive compensation program in order to gauge where we stand versus the market and our competitors. We use several methods to benchmark our executive compensation practices against other companies. First, we use publicly available market surveys to match the roles of our Named Executive Officers to roles in the surveys. We then compare the actual base salary and annual cash incentives for our Named Executive Officers to those disclosed in the surveys. In addition, we conduct a total compensation study which is reviewed for accuracy and appropriateness by the Committee’s compensation consultant. The Committee’s compensation consultant also conducts an analysis of the Named Executive Officers to assist the Company with establishing a budget for overall long-term incentive awards and assists the Committee with setting compensation for the Named Executive Officers. For further perspective, we evaluate the base salary, annual incentive awards, and long-term incentives provided to the named executive officers of the companies in our peer group. We extract this data from publicly available sources.

The unique combination of industries represented by our business units creates challenges in identifying comparable companies for executive compensation benchmarking. We select our primary peer group by examining our competitors in terms of industry, size and recruiting. That is, we look first at companies with similar business models in comparable industries that are of reasonably similar size based primarily on annual revenue and market capitalization. Then, in addition to industry peers, we examine companies that compete with us for executive talent on a national and geographically-specific basis. Because of our unique business mix, when appropriate, we may use alternative peer groups that provide more accurate market information concerning a particular industry in which we operate. For 2006, our primary peer group included the following companies:

Avaya, Inc.

Cognos, Inc.

CA International

Diebold, Inc.

DST Systems, Inc.

EMC Corporation

Fiserv Inc.

Hewlett-Packard

Hyperion Solutions Corporation

IBM

Lexmark International Inc.

Micros Systems, Inc.

Oracle Corporation

Pitney Bowes Inc.

Symbol Technologies, Inc.

Unisys Corp

We periodically review survey data compiled by other compensation consultants to benchmark how we compare to the market on other compensation components, such as executive perquisites or the provisions of severance plans or agreements.

Elements of Executive Compensation

While, as described earlier, our primary emphasis was on cash and equity compensation, we used several compensation elements in our executive compensation program in 2006, including:

•	Cash compensation, consisting of:

➢	Base salary

➢	Annual incentives (such as the annual cash award opportunities available under the Management Incentive Plan, performance bonuses and retention bonuses)

•	Long-term equity incentives

•	Executive perquisites and other personal benefits

•	Welfare benefits

•	Post-termination compensation (such as severance and change in control arrangements)

Cash Compensation

In 2006, we provided cash compensation to our Named Executive Officers through base salary and one or more annual incentive opportunities. This is consistent with both general market practice and the practices of our peer groups, which typically provide base salary and annual incentives in the form of cash.

Base Salary

We set base salary to be competitive with the general market and our peer groups. In addition to base salary, we rely on other forms of compensation (both cash and equity) to motivate and reward the Named Executive Officers.

Generally, the median of the relevant market data as described above is used as a guideline for determining base salary. In February of each year, the base salary of each of our Named Executive Officers is reviewed and approved. Adjustments to base salary levels on a year-over-year basis depend largely on the Committee’s assessment of market data and Company, business unit, and individual performance. The Named Executive Officers’ experience, expertise, and internal positioning are also factored into the annual review, and the CEO provides recommendations as to pay actions with respect to the Named Executive Officers other than himself. During our 2006 review, the Committee decided to increase the salaries for Mr. Bocian and Mr. Koehler in support of our retention objectives, and because Mr. Bocian’s salary was well below the market median. In addition, in March 2006, the Committee approved an increase in base salary for Ms. Wallace in connection with her new assignment.

The base salaries paid to the Named Executive Officers during 2006 are reported in the Summary Compensation Table on page 30.

Short-Term Incentives

Our annual incentive awards are payable in cash under our stockholder-approved Management Incentive Plan, which was approved by our stockholders in 2006 (“MIP”), and are performance based to ensure that amounts payable to senior executives are deductible for NCR’s federal income tax purposes. We believe it is important to provide annual cash incentives to motivate our executive officers to attain specific short-term performance objectives that, in turn, further our long-term objectives. This plan ensures that a significant portion of each executive officer’s cash compensation is “at risk” and payable only when our stockholders have also benefited from his or her efforts.

We have designed the MIP so that the awards payable to the Named Executive Officers will be fully deductible for NCR’s federal income tax purposes. As a result, the award payable to each Named Executive Officer for 2006 was based on the Company’s earnings before interest and taxes (“EBIT”). The award was 1.5% of actual EBIT for Mr. Nuti and 0.75% of EBIT for each of the other Named Executive Officers. Pursuant to the terms of the MIP, however, the Committee has the ability to use and did use its negative discretion to reduce the amount of the awards that were generated pursuant to this formula.

For 2006, the Committee established a series of objectives to be taken into consideration in exercising its negative discretion and determining award amounts (the “2006 Annual MIP Objectives”). These objectives consisted of three components. First, each Named Executive Officer was assigned financial performance objectives linked to corporate and/or business unit performance applicable to his or her role. Second, those Named Executive Officers with business unit responsibilities were assigned stretch objectives relating to his or her respective business unit’s financial performance. Finally, each Named Executive Officer was subject to objectives relating to the Company’s endeavors to increase the diversity of its workforce. The Committee determined each executive’s actual award by comparing the actual corporate and/or business unit performance against the metrics and objectives described above. In no circumstances could an actual award exceed the award level established in the MIP.

The 2006 Annual MIP Objectives were based on a percentage of base salary and were comprised of a set of financial performance metrics measured at the corporate and, if applicable, business unit, level. The target payouts for 2006 were set at 100% of base salary for the CEO and 75% of base salary for the CFO and for the Senior Vice Presidents of our Teradata, Financial Solutions, and Customer Services Divisions (“Business Unit SVPs”). We determined these percentages after assessing external market conditions and evaluating annual incentive award levels in the relevant peer group and in the various industries in which we operate.

The 2006 target payouts for the CFO and the Business Unit SVPs reflected an increase over the 2005 target payouts (which were 60% of base salary). We made this adjustment because we wanted a higher percentage of our senior executive officers’ total compensation to be performance based. The Business Unit SVP positions were singled out for this treatment due to their direct influence on the performance of our principal business units. Depending on the executive officer and actual performance results, between 0% and 200% of each executive’s target payout could be possible under the 2006 Annual MIP Objectives.

In 2006, we used the MIP and the 2006 Annual MIP Objectives established by the Committee to promote a vision of shared success among our executive officers by providing a clear, concise framework that unified our multiple business units around our overall corporate success. To achieve this result, at least 25% of the target annual incentive award for each Named Executive Officer was based on our “non-pension operating income after capital charge” for the year. For Named Executive Officers who were not aligned with a specific business unit, Messrs. Nuti and Bocian, their entire target annual incentive award was based on this measure. Non-pension operating income is essentially our operating income as reported under generally accepted accounting principles, but without taking into consideration the impact of pension income or expense for the year (“NPOI”). Generally, we exclude the impact of our pension plans when calculating our operating income because their impact on financial performance is better considered over several years, and does not directly relate to an executive officer’s performance or the Company’s success in operations. In addition, for purposes of determining annual incentive award payouts, from time to time we may also exclude non-operational items, such as significant currency fluctuations, acquisitions or restructurings, when computing NPOI for the Company as a whole or our business units. The NPOI of the Company was not adjusted in 2006, but in some cases the NPOI of a business unit was adjusted for the impact of foreign currency rate fluctuation, the sale of lines of business and items that impacted the business unit’s results but were not included in such business unit’s original 2006 financial plans.

We use NPOI as a performance measure because it reflects our highest business imperative – driving growth in profit by increasing revenue and controlling operating costs. We also use this measure because it is simple to calculate and easily understood by both employees and stockholders, and it is a measure that we track throughout the year. As a result, using this measure as a primary consideration in the exercise of our negative discretion, we believe that we are able to influence behaviors that will lead to our financial success.

We adjust NPOI to take into consideration capital charges for the year. These capital charges represent our cost of capital as used in our operations and corporate activities. By incorporating this factor into the performance measure, we are able to ensure that the Named Executive Officers consider the long-term impact of their decisions as well as the short-term financial consequences. The long-term impact is based on charging a cost of capital for long-term assets to reflect our investors’ required rate of return. The short-term financial consequence is based on the charge associated with working capital items such as accounts receivable, inventory and other current liabilities. As a result, we expect the MIP to motivate the Named Executive Officers to prudently manage our assets as they strive to increase revenue and lower operating costs.

In addition to this corporate performance measure, Named Executive Officers who are aligned with a specific business unit have at least 50% of their target annual incentive award tied to their business unit’s operating income and/or revenue for the year under the 2006 Annual MIP Objectives.

Under the 2006 Annual MIP Objectives, each of the Business Unit SVPs also had the potential to receive a stretch incentive award equal to 25% of his or her base salary if his or her business unit achieved a specific order or revenue target considered to be significantly above the unit’s annual plan. We used the respective business unit’s three-year strategic and operating plan to help determine these stretch goals. We included this component on an “all or none” basis. That is, if the goal was achieved, the executive received the full award; if it was not achieved, he or she received nothing.

For 2006 Annual MIP Objectives, we set the target level for our non-pension operating income after capital charge at our projected one-year business growth objective as we believed that achieving this goal represents a solid step in meeting our longer-term strategic financial objectives. We set the operating income and/or revenue target levels for each business unit to exceed its 2005 operating results by an amount that would represent acceptable growth if the unit was being evaluated as a stand-alone business and would reflect an appropriate contribution relative to our other business units towards our operating income objectives. In the case of the stretch incentive awards for the Business Unit SVPs, target levels were tailored to the strategic measure (for example, customer orders) or financial measure (for example, revenue) which we considered to be a key metric in evaluating that business unit’s competitive position in its market and the levels were set to ensure annual progress towards fulfilling the unit’s three year strategic and operating plan. In making determinations of the desired threshold, target, and maximum performance levels for each financial and strategic measure, we also considered the general economic climate and the specific market conditions that we were likely to face in the upcoming year in each of the business sectors in which we operate. The 2006 Annual MIP Objectives also contained a payout threshold, which suggested that there would be no payout for 2006 unless the Company as a whole achieved, at a minimum, our actual 2005 operating results as measured by NPOI.

In the case of our core financial performance objectives applied at the Company level, over the past five years, we have performed significantly below target one time, slightly below target three times, and in excess of target one time, but have not achieved the maximum performance level. In the case of the stretch financial performance objectives, 2006 was the first year in which such objectives were set, so no historical performance periods are available for comparison.

When setting objectives to take into consideration when exercising negative discretion under the MIP, we tend to set the threshold, target, and maximum performance levels for annual incentive awards to ensure that the relative level of difficulty of achieving the target level is consistent from year to year. However, in the case of the stretch awards for 2006, we set the performance level on an “all or none” basis each year at a level of difficulty that reflects a significant increase from the prior year’s operating results and would represent a significant increase in customer orders or revenue, as the case may be, relative to our competitors.

Finally, each of the Named Executive Officers had the potential to receive an additional diversity component under the 2006 Annual MIP Objectives. They had the potential to receive an award equal to 10% of their base salary if the Company achieved three separate measures surrounding the interviewing and hiring of women or ethnic minorities at the management level in the U.S. These three measures were:

1)	25% of open roles above a certain level are filled by diverse candidates;

2)	40% of candidates interviewed for the open roles above a certain level are diverse; and

3)	An increase in the percentage of diverse employees in the targeted population versus the prior year.

Like the stretch incentive award, we considered this award on an “all or none” basis. If the goal was achieved, the Named Executive Officers received the full award; if it was not achieved, no award was payable. Unlike the stretch incentive award, the diversity award measures were based on total Company, rather than individual or business unit, performance, in order to better promote the Company-wide efforts to increase the diversity of its workforce. For 2006, all three of the above measures were achieved and each Named Executive Officer received the award payouts.

The annual cash incentive awards earned by the Named Executive Officers for 2006 are reported in the Summary Compensation Table on page 30. Additional information about these awards is reported in the Grants of Plan-Based Awards Table on page 34.

Long-Term Incentives

A substantial portion of our executives’ total compensation is delivered in the form of equity compensation. In 2006, this portion varied directly with each executive’s role and degree of responsibility in the Company. In recent years, we have used three different equity vehicles - stock options, time-based restricted stock, and performance-based restricted stock - to provide long-term incentives to our Named Executive Officers. However, in 2006, as part of our emphasis on performance-based compensation, we did not make any time-based restricted stock awards to our Named Executive Officers. Equity awards granted to our Named Executive Officers prior to April 26, 2006, were made under the Management Stock Plan. Awards made on or after April 26, 2006, were made under the Stock Incentive Plan approved by our stockholders at our 2006 annual meeting.

Stock Options. The stock option awards granted to our Named Executive Officers in 2006 vest through continued service over four years in equal annual 25% increments. This feature is intended to ensure that a Named Executive Officer will realize meaningful value from his or her award only if he or she remains employed with us for at least four years and the market price of our common stock appreciates over that time.

Performance-Based Restricted Stock. The performance-based restricted stock awards granted to our Named Executive Officers in 2006 vest only if, at the end of the three-year performance period, we have achieved specific Cumulative Net Operating Profit (“CNOP”) goals for the period from January 1, 2006 through December 31, 2008. To determine CNOP, we:

•	Multiplied Controllable Capital by 10% (which approximates our weighted average cost of capital), and

•	Subtracted this amount from the sum of NPOI as reported for each quarterly reporting period during the performance period.

By Controllable Capital, we mean:

(i)	our working capital (accounts receivable plus inventory, minus the sum of accounts payable, deferred revenue and customer deposits), plus

(ii)	the sum of Property, Plant & Equipment, other current assets excluding taxes, and capitalized software, minus

(iii)	the sum of payroll and employee benefits and other current liabilities, excluding taxes and severance.

We use CNOP because it is the measure that we use to monitor progress in achieving our long-term business objectives.

We apply straight-line interpolation to our actual CNOP for the performance period to compute the number of shares earned by the Named Executive Officers between the specified threshold, target, and maximum payout levels. However, regardless of our CNOP for the performance period, we pay awards only if we achieve a minimum cumulative Return on Capital goal of 40% for the 2006-2008 performance period. Return on Capital is equal to our NPOI divided by Controllable Capital.

For the awards made in 2006, we set the target level for our CNOP at our projected long-term business growth objective over the next three years. In making determinations of the desired threshold, target, and maximum performance levels, we also considered the general economic climate and the specific market conditions that we were likely to face in the upcoming years. We set the target performance levels for performance-based restricted stock awards such that the levels are challenging but achievable, in that the target levels represent projected long-term meaningful growth of the Company. We set our threshold and maximum performance levels approximately 10% below and above, respectively, the target performance level. Although our assessment is subject to change over time, our performance was generally on target for 2006 and we are currently expensing our outstanding performance-based restricted stock for financial statement purposes based upon an assumption of achieving the target performance levels.

Other than performance-based equity awards made to Mr. Nuti in connection with his employment in 2005, this was the first year in which we used performance-based restricted stock awards as a primary equity vehicle for Named Executive Officers.

Annual Awards

We determine the target amount of equity compensation that we want to deliver to the Named Executive Officers each year using both internal and external data. We rely on the Committee’s compensation consultant to validate our assessment of external conditions and to analyze competitive equity award levels in the relevant peer group and in the various industries in which we operate. The peer groups that we use for evaluating the size of each Named Executive Officer’s target compensation level are selected as discussed on pages 17-18. We use this information, as well as the initial award recommendations of the CEO (in the case of the other Named Executive Officers), to make final decisions. We set the size of the equity awards as a dollar amount to facilitate our comparison of this component with the other components of each executive’s compensation package and to aid us in assessing targeted total compensation.

In 2006, the Named Executive Officers each received an equity award that was divided equally between stock options and performance-based restricted stock. This reflected a change from 2005 in which equity awards consisted of combinations of stock options and time-based restricted stock. We believe that the mix used in 2006 provided the most appropriate alignment with both stockholder and economic interests. While a stock option provides a direct link to financial performance as measured by growth in the market price of our common stock and emphasizes our overall performance in the market, the performance-based restricted stock awards drive results since their payout is directly tied to the achievement of specific pre-established financial performance goals that have been crafted to help us reach our long-term strategic objectives.

The equity mix reflected in our long-term incentives is consistent with our objective of emphasizing performance-based compensation. The upside potential in stock options is attractive to our Named Executive Officers, and the greater reward that an option provides when we experience favorable long-term performance and growth aligns this vehicle with our stockholders’ interests. The performance-based restricted stock reduces the impact of share price volatility in compensation realized by the executives without sacrificing upside or downside leverage in the program because the ultimate value realized by the executive is influenced by both the number of shares earned, which reflects performance versus predetermined operating objectives, and changes in share price.

We also consider affordability to the Company as a factor in determining the size and mix of each equity award we grant. The accounting expense recognized by the Company in 2006 with respect to long-term incentive awards earned by the Named Executive Officers during 2006 and earlier years is reported in the Summary Compensation Table on page 30. Additional information on these awards, including the number of shares subject to each award, is reported in the Grants of Plan-Based Awards Table on page 34 and the Outstanding Equity Awards at Fiscal Year-End Table on page 36.

Ad Hoc Awards

From time to time, we may grant equity awards to the Named Executive Officers outside the annual award process, such as in connection with the hiring of a new executive, for retention purposes, to reward exemplary performance, and/or for promotional recognition. The CEO provides initial award recommendations to the Committee for approval. Generally, these “ad hoc” awards take the form of either stock options or performance-based restricted stock. In 2006, the ad hoc awards to the Named Executive Officers had effective dates that corresponded to the later of either the date of Committee approval or, in the case of a new hire, the first date of employment. Only two ad hoc awards were granted to Named Executive Officers in 2006.

Equity Award Grant Practices

The Committee approves all equity awards, including our annual equity awards, to our executives, including the Named Executive Officers. Generally, it is our practice for the Committee to make annual awards during its prescheduled February meeting. As reflected in the Grants of Plan-Based Awards Table on page 34, the effective date of the annual awards made in 2006 corresponded to the date on which the Committee approved these awards.

We do not coordinate the release of information about the Company to affect the value of stock options or other equity awards that are part of the Named Executive Officers’ total compensation packages. Nor do we have a program, plan, or practice specifically designed to coordinate the grant of ad hoc awards with the release of information about the Company. Nevertheless, starting in 2007 we revised our approval process for making equity awards to our executives and other employees in order to standardize the grant dates for our equity awards and to ensure that there is no potential discretion in selecting the timing of awards and specific grant dates. This process works as follows:

•

Annual Awards: Grants of annual equity awards, including stock option grants, are effective on the first calendar day of the month immediately following the date the Committee meets to approve the award. Because the Committee traditionally reviews grant recommendations and approves annual equity awards at its February meeting, the effective date for annual grants will typically be March 1 each year.

•

Ad hoc Awards: In the case of an award approved by the Committee at any meeting that is scheduled at least 30 days in advance of the meeting date, the effective date for the award will be the first calendar day of the month immediately following the date the Committee approves the award. In the case of awards approved by the Committee at any meeting that is scheduled with less than 30 days notice (a “special meeting”), or via an action by unanimous written consent (“Action by Consent”), the effective date for the award will be determined as follows:

º

With respect to awards approved at a special meeting held on or before the 15th day of the month, or via an Action by Consent fully executed on or before the 15th day of the month, the effective date will be the first calendar day of the month immediately following the special meeting or Action by Consent.

º

With respect to awards approved at a special meeting held on or after the 16th day of the month, or via an Action by Consent fully executed on or after the 16th day of the month, the effective date will be the first calendar day of the second month immediately following the special meeting or Action by Consent.

º	In no case will an ad hoc award for a newly hired employee be effective prior to the recipient’s effective date of employment.

Once a stock option grant has been approved by the Committee, the award’s exercise price (which must be equal to the fair market value of our common stock on the grant date) is determined under the methodology approved by the Committee. In 2006, we determined the fair market value of our common stock (and, thus, the option’s exercise price) by averaging the high and low trading prices on the effective date of the award. However, in response to market trends, and after completing an extensive analysis, the Committee decided that, effective January 1, 2007, we would compute the fair market value of our common stock (and, thus, the exercise price of our stock option awards) by using the closing market price of the common stock on the effective date of the award.

We do not have any program, plan, or practice for setting the exercise price of our stock option awards on any date other than the effective date of the award. If an award’s effective date happens to fall on a non-trading day (such as a Saturday, Sunday, or holiday), we use the first trading date immediately preceding the effective date of the award to compute the option’s exercise price. It is our policy not to permit the repricing of stock option awards.

As previously described, it is our practice to determine the dollar amount of equity compensation that we want to provide to our Named Executive Officers and then to convert those values into a specific number of shares or options using a methodology based on historical trading prices.

Executive Perquisites and Welfare Benefits

Perquisites and other personal benefits do not comprise a significant aspect of our executive compensation program. Historically, we have kept the number of executive perquisites to a minimum. The perquisites that are provided to our Named Executive Officers are limited to items that enable them to be more efficient (such as financial planning), balance their personal, business, and travel schedules (such as use of the corporate aircraft, Company-owned lodging and rental cars), and promote their continued good health (such as the Executive Medical Program). All perquisites for Named Executive Officers must be approved by the Committee.

Except as described below, our corporate aircraft are available to the Named Executive Officers, as well as other employees, for business-related travel only. We permit the family members of the executive officers, including Named Executive Officers, to accompany them on limited occasions on corporate aircraft as long as such travel is approved by the Chief Executive Officer and the Company does not incur any incremental cost from such use. In addition, as set forth in the letter agreement described on pages 28-29, we have authorized the personal use of our corporate aircraft by Mr. Nuti on an as-available basis, provided that the imputed income from such personal use does not exceed $35,000 per year. We also approved the use of our corporate aircraft by Mr. Nuti for commuting between his residence and work location on a weekly or less frequent basis and tax reimbursements for Mr. Nuti to the extent of the imputed income that he incurs from his personal use of our corporate aircraft.

In 2006, Mr. Nuti, who maintains his primary residence in another state, was provided with Company-paid lodging and meals at a Company-owned facility while working at our Dayton, Ohio headquarters. In addition, we paid for Mr. Nuti’s use of a rental car to commute to work from this facility. In addition, Mr. Collins also has use of a Company-paid car for business, commuting, and personal purposes.

We currently provide our Named Executive Officers up to $5,000 annually under our Executive Medical Program for a comprehensive physical examination and diagnostic testing. In 2006, we arranged for the Cleveland Clinic to provide these services. We believe that this perquisite benefits our stockholders by encouraging our executives to proactively maintain their health, thereby minimizing health-related disruptions of our business.

We also currently provide the Named Executive Officers with a $12,000 annual allowance under our Financial Counseling Program that may be used for financial and tax planning, estate planning, financial planning-related legal services, and income tax preparation. We believe that good financial planning by experts reduces the amount of time and attention that the Named Executive Officers would otherwise spend on that topic and maximizes the net financial reward that they receive under our executive compensation program.

Under Mr. Nuti’s employment letter agreement, we agreed to reimburse him for the legal expenses he incurred in negotiating the terms of his employment, up to $25,000. We incurred $23,841 of this expense during 2005 and $1,159 during 2006.

The incremental costs to the Company associated with providing each of these perquisites to the Named Executive Officers is described in the Perquisites Table on page 32.

The Named Executive Officers are eligible to participate in our Company-wide medical, dental, life, and disability insurance plans. Any participant, including a Named Executive Officer, may purchase higher levels of coverage for particular benefits. Some of the Named Executive Officers have taken advantage of this option. Mr. Collins is based in the United Kingdom and his benefits include standard medical, life and disability insurance plans generally available to our United Kingdom employees.

Retirement Benefits

Historically, we have provided retirement benefits to our U.S. employees under a number of defined benefit pension plans. The plans that are applicable to our Named Executive Officers include: the NCR Pension Plan, the NCR Nonqualified Excess Plan and the Retirement Plan for Officers of NCR. The NCR Pension Plan is a broad-based tax-qualified defined benefit pension plan for our U.S. employees. The NCR Nonqualified Excess Plan is a non-tax-qualified defined benefit pension plan that restores benefits to participants in the NCR Pension Plan that would otherwise be lost under that plan due to limitations under the federal income tax laws on the provision of benefits under tax-qualified defined benefit pension plans. The Retirement Plan for Officers of NCR is a non-tax-qualified supplemental executive retirement plan that provides more generous benefits than the NCR Nonqualified Excess Plan for designated executives, including some of the Named Executive Officers.

Starting in 2004, we began transitioning our U.S. retirement program from a defined benefit to a defined contribution structure. In 2004, we closed the plans to new participants and froze the pension benefits for existing U.S. participants under the age of 40. In 2006, we froze the pension benefits under these plans as of December 31, 2006, for all of the remaining U.S. participants, including the Named Executive Officers. Freezing the plans means that, while participants retain the pension benefits already accrued, no additional contributions will be made by the Company after the effective date of the freeze. At the same time, we increased our matching contribution to our Section 401(k) savings plan. The changes to the defined benefit pension plans and the enhancement to the Section 401(k) plans were designed to provide a valued benefit to our employees while balancing our need to manage costs, be more competitive and optimize stockholder value.

Mr. Collins is an employee in the U.K. and participates in the U.K. Defined Contribution Pension, which is a defined contribution plan. He is not a participant in the U.K. pension plan, which was closed to participants in 2004.

Mr. Bocian, Mr. Koehler and Ms. Wallace are the only Named Executive Officers eligible for benefits under our defined benefit pension plans. Because Mr. Nuti joined NCR after the plans had been closed to new participants, he is not eligible to receive any pension benefits from the Company.

The actuarial present values of the accumulated pension benefits of the Named Executive Officers who participate in these plans as of the end of 2006, as well as other information about each of our defined benefit pension plans, are reported in the Pension Benefits Table on page 40.

Change in Control Arrangements

From time to time, we may explore potential transactions that could result in a change in control of the Company. We believe that when a transaction is perceived as imminent, or is taking place, we should be able to receive and rely on the disinterested service of the Named Executive Officers, without them being distracted or concerned by the personal uncertainties and risks associated with such a situation. We further believe that our stockholders are best served if their interests are aligned with the interests of our executives, and providing change in control benefits should eliminate, or at least reduce, the reluctance of senior management to pursue potential transactions that may enhance the value of our stockholders’ investments.

In order to further these objectives, in 2006, we adopted a Change in Control Severance Plan. The plan provides for separation payments and benefits to our executives based on the plan level, or “tier,” to which the executive is assigned by the Committee. We selected these benefit levels for the different tiers because, based on our analysis, they represent the most common market practices among our peer group. Messrs. Nuti, Bocian, Koehler and Collins and Ms. Wallace participate in Tier I, which provides for the following benefits:

•	A payment equal to 300% of the executive’s annual base salary and targeted bonus opportunity under the Management Incentive Plan;

•	A payment equal to a pro rata portion of the current year’s target bonus opportunity under the Management Incentive Plan, based on the number of days in the year prior to the date of termination;

•	Accelerated vesting of all performance-based and time-based restricted stock and options;

•	Medical and dental benefits and life insurance coverage for the executive and his or her dependents at the same level he or she received during his or her employment for a period of three years;

•	Outplacement assistance for a period of one year; and

•	An excise tax gross-up, if applicable.

The estimated payments and benefits payable to the Named Executive Officers assuming an event triggering payment under these plans and arrangements as of the last day of 2006 are reported in the discussion of Potential Payments Upon Termination or Change in Control beginning on page 44 of this proxy statement. In general terms, events that trigger such payment are that a change in control has occurred, and, within the two year period following the change in control, (i) a participant’s employment is terminated by the Company without cause (other than by reason of the participant’s death or disability) or (ii) a participant’s employment is terminated by the participant for good reason.

Severance Agreements

To ensure that we are offering a competitive executive compensation program, we believe it is important to provide reasonable severance benefits to our executive officers, including the Named Executive Officers.

We do not have individual severance agreements with Mr. Bocian, Mr. Koehler, Ms. Wallace or Mr. Collins. Instead, they are covered under our standard U.S. Reduction-in-Force Plan, except for Mr. Collins, who is covered under our U.K. Reduction-in-Force plan. Generally, these plans provide employees with severance benefits if we terminate their employment in connection with a business restructuring (unless the termination is for cause). The payments and other benefits provided under these plans reflect the fact that it may be difficult for these individuals to find comparable employment within a short period of time.

The U.S. plan provides our U.S. employees with one week of separation pay for each full year of service (employees with one year of service or less receive a minimum of two weeks of separation pay, while employees with either two or three full years of service receive a minimum of four weeks of separation pay). Payments are capped at an amount equal to 26 weeks of separation pay. The plan also provides employees with outplacement services to assist them with securing new employment and the continuation of Company-subsidized medical coverage for them and their dependents for up to 26 weeks. Finally, the plan gives us the discretion to increase the number of weeks of separation pay that an employee receives. It is generally our practice to negotiate such terms with each of our most senior executives, including our Named Executive Officers.

Our U.K. plan is statutorily prescribed and provides our U.K. employees with a half of a week of pay per year of service for service provided during the time the employee was between 18 and 21 years old, plus one week of pay per year of service for service provided during the time the employee was between 22 and 40 years old, plus one and a half weeks of pay per year of service for service provided during the time the employee was more than 40 years old, up to a total limit of 30 weeks of pay with a weekly pay limit in 2006 of GBP £290. Our U.K. plan includes, in addition to the statutorily prescribed component, a discretionary severance benefit that allows the Company to provide an additional severance benefit of two weeks of pay per year of service up to a maximum of 23 years of service. Like the U.S. plan, the U.K. plan permits us to exercise our discretion to adjust Mr. Collins’ separation pay if we consider it appropriate.

We have a separate severance arrangement with Mr. Nuti under the letter agreement dated as of July 29, 2005 that we entered into with him when he became our CEO. The agreement provides that, in the event we terminate his employment (other than for cause) or if he were to voluntarily terminate employment for good reason, he would receive:

•	A payment equal to 150% of his annual base salary;

•	A payment equal to 150% of his targeted bonus opportunity under the Management Incentive Plan;

•	A payment equal to a pro rata portion of the applicable award payout under the Management Incentive Plan for the year in which the severance occurs; and

•	Medical benefits for himself and his dependents, equal to the level he received during his employment, for a period of 18 months.

The estimated payments and benefits payable to the Named Executive Officers assuming an event triggering payment under these plans and arrangements as of the last day of 2006 are reported in the discussion of Potential Payments Upon Termination or Change in Control beginning on page 44 of this proxy statement.

Equity Ownership Guidelines

We have adopted stock ownership guidelines for our executive officers, including the Named Executive Officers. These guidelines encourage our executives to increase their ownership of common stock to a market value equal to two times base salary (three times base salary in the case of our CEO) over a period of five years. For these purposes, ownership includes interests in restricted stock, stock acquired through our employee stock purchase plan, and investments in NCR stock through the Company’s Section 401(k) savings plan. Stock options are not taken into consideration in meeting the ownership guidelines.

The guidelines are intended to ensure that our executive officers maintain an equity interest in the Company at a level sufficient to assure our stockholders of their commitment to value creation, while satisfying an individual’s needs for portfolio diversification.

Tax Deductibility Policy

We believe that the incentive compensation paid to our executive officers, including the Named Executive Officers, for 2006 qualifies as “performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code and, thus, is fully deductible for federal income tax purposes. While we generally try to ensure the deductibility of the incentive compensation paid to our executive officers, from time to time we award cash or equity compensation to an executive that is subject to Section 162(m) if we believe that it is in our best interests and our stockholders’ best interests, even if these amounts are not fully tax deductible.

The following tables provide additional detail on the topics discussed in this Compensation Discussion and Analysis with respect to our Named Executive Officers.

COMPENSATION TABLES

Summary Compensation Table

The table that follows this discussion summarizes the total compensation paid to or earned by each of our Named Executive Officers for the fiscal year ended December 31, 2006. The narrative below describes current employment agreements and material employment terms with each of our Named Executive Officers, as applicable.

Employment Agreements and Material Employment Terms

During 2006, Messrs. Nuti and Collins and Ms. Wallace served as executive officers of NCR pursuant to letter agreements with the Company. Each letter agreement sets forth, among other things, the Named Executive Officer’s base salary, bonus opportunities, entitlement to participate in NCR’s benefit plans and initial equity awards. None of the letter agreements has a fixed expiration date. Messrs. Bocian and Koehler do not have agreements with NCR regarding their service as executive officers.

Pursuant to the letter agreements, the base salaries for Messrs. Nuti and Collins and Ms. Wallace were: Mr. Nuti, $1,000,000; Mr. Collins, GBP £237,709; and Ms. Wallace, $294,000 through February 28, 2006, and $330,000 thereafter. The base salaries for Messrs. Bocian and Koehler established by the Committee were: Mr. Bocian, $350,000 through February 28, 2006, and $400,000 thereafter; and Mr. Koehler, $385,000 through February 28, 2006, and $425,000 thereafter. The letter agreements for Messrs. Nuti and Collins and Ms. Wallace provide that they will each be eligible to receive a bonus under NCR’s Management Incentive Plan (the “MIP”). Actual receipt of a bonus depends on whether NCR meets certain annual performance metrics that are established by the Committee. The letter agreements provide that bonuses may range from 0% of target if the targeted objectives are not met up to a maximum bonus of 200% of target, with a target bonus equal to 100% of annual base salary for Mr. Nuti and 75% of annual base salary for Mr. Collins and Ms. Wallace. Pursuant to his letter agreement, in 2006 Mr. Collins received a guaranteed award under the MIP equal to 100% of his annual base salary. The Committee has also determined that Messrs. Bocian and Koehler are eligible to participate in the MIP. See “Short Term Incentives” in the Compensation Discussion and Analysis above for a further discussion of potential bonus awards under the MIP.

The letter agreement signed by Mr. Collins in 2006 also provided for an initial grant of stock options and performance-based restricted shares upon his becoming employed by NCR. Mr. Collins received an award of stock options and performance-based restricted shares with an aggregate grant date fair value of $2,385,793. Mr. Nuti’s letter agreement also provided for initial equity awards, which were granted in 2005 and consisted of stock options and restricted shares with an aggregate grant date fair value of $12,499,570, and for a subsequent equity award, to be granted in 2006 and consisting of stock options and performance-based restricted shares with an aggregate minimum value of $2,500,000. The letter agreement signed by Ms. Wallace in 2006 in connection with her appointment to the position of Senior Vice President, Worldwide Customer Services, from her former position of Senior Vice President, Human Resources, also provided for an award of stock options and performance-based restricted shares with an aggregate grant date fair value of $315,561. See “Long Term Incentives” in the Compensation Discussion and Analysis above for further information regarding the terms of these awards.

Pursuant to his letter agreement, Mr. Nuti is entitled to use NCR’s corporate aircraft for commuting between his personal residence and NCR’s offices and for personal use on an availability basis up to $35,000 of imputed income (or such higher amount as approved by the Committee), with such amount grossed-up for tax purposes. NCR also provides Mr. Nuti with temporary housing, meals and rental cars while he is working at NCR’s offices. Pursuant to his letter agreement, in 2006 Mr. Collins received a one-time lump sum payment of £55,931 related to the move of Mr. Collins and his family from their home in the United States to the United Kingdom. Mr. Collins is also entitled to either a company vehicle or vehicle allowance, at his discretion.

The letter agreements described above each provide that the applicable Named Executive Officer is entitled to participate in the Change in Control Severance Plan. In addition, the Committee has determined that Messrs. Bocian and Koehler are entitled to participate in such plan. Please see “Change in Control Arrangements” in the Compensation Discussion and Analysis above for a description of the Change in Control Severance Plan.

Each letter agreement also provides that the particular Named Executive Officer will be entitled to participate in applicable employee benefit plans maintained by NCR.

Salary and Bonus in Proportion to Total Compensation

NCR’s Named Executive Officers generally receive 60-65% of their total direct compensation in the form of base salary and cash incentive awards under the MIP. As noted in the Compensation Discussion and Analysis beginning on page 15 of this Proxy Statement, the Committee believes that a significant portion of each Named Executive Officer’s compensation should be in the form of equity awards. The Committee believes that NCR’s current compensation program gives our Named Executive Officers a substantial alignment with stockholders, while also permitting the Committee to incentivize the Named Executive Officers to pursue short and long-term performance goals. Please see the Compensation Discussion and Analysis for a description of the objectives of NCR’s compensation program and overall compensation philosophy.

2006 Summary Compensation Table

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)(4)	Option Awards ($) (f)(5)	Non-Equity Incentive Plan Compensation ($) (g)(7)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)(13)	All Other Compensation ($) (i)(14)	Total ($) (j)
Nuti, William President and Chief Executive Officer	2006	1,000,000	—	1,460,125	3,230,347(6)	935,140(8)	—	348,780	6,974,392
Bocian, Peter Senior Vice President and Chief Financial Officer	2006	390,000	—	225,774	226,855	290,542(9)	121,726	27,296	1,282,193
Koehler, Michael Senior Vice President, Teradata Division	2006	417,000	—	852,963	259,156	332,150(10)	175,405	27,682	2,064,356
Collins, Malcolm(1) Senior Vice President, Financial Solutions Division	2006	367,803	464,514(3)	336,823	249,350	38,555(11)	—	136,281	1,593,326
Wallace, Christine(2) Senior Vice President, Worldwide Customer Services	2006	322,800	—	273,420	240,148	296,067(12)	125,466	27,332	1,285,233

(1)	Mr. Collins was hired as Senior Vice President, Financial Solutions Division, effective March 1, 2006. Mr. Collins is based in the United Kingdom, and his annual base salary is GBP £237,709. The amounts reported in the Summary Compensation Table with respect to Mr. Collins are in U.S. dollars and were converted from GBP using the average exchange rate for the month in which each payment was made or accrued, as applicable, except that his bonus amount and Non-Equity Incentive Compensation amount were converted from GBP using the average exchange rate for January 2007.
(2)	Ms. Wallace was appointed to the position of Senior Vice President, Worldwide Customer Services, from her former position of Senior Vice President, Human Resources, effective March 1, 2006.
(3)	As provided in Mr. Collins’ offer letter at the time of his employment by the Company, Mr. Collins was guaranteed a minimum award under the Company’s 2006 Management Incentive Plan equal to 100% of his 2006 base salary. The amount reported has been converted from GBP utilizing the method described in footnote 1.
(4)	The amounts reported in this column are equal to the dollar amount recognized for financial statement reporting purposes in 2006 in connection with performance-based restricted stock granted under the Company’s Management Stock Plan, which was effective through April 25, 2006, and the Company’s Stock Incentive Plan, which was approved by the Company’s stockholders and became effective on April 26, 2006. With respect to performance-based restricted stock granted in 2006 and 2005, respectively, see Note 8 to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 for a discussion of the relevant assumptions used in calculating the dollar amount recognized for financial statement reporting purposes with respect to the applicable fiscal year in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards no. 123 (revised 2004), Share Based Payment (“FAS 123R”). For further information about awards made in 2006, see the Grants of Plan-Based Awards table beginning on page 34 of this Proxy Statement.
(5)	Except as set forth in footnote 6, the amounts reported in this column are equal to the dollar amount recognized for financial statement reporting purposes in 2006 in connection with options granted under the Company’s Management Stock Plan, which was effective through April 25, 2006, and the Company’s Stock Incentive Plan, which was approved by the Company’s stockholders and became effective on April 26, 2006. With respect to options granted in 2006, 2005 and 2004, respectively, see Note 8 to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 for a discussion of the relevant assumptions used in calculating the dollar amount recognized for financial statement reporting purposes with respect to the applicable fiscal year in accordance with FAS 123R. For further information about awards made in 2006, see the Grants of Plan-Based Awards table beginning on page 34 of this Proxy Statement.
(6)	The amount reported for Mr. Nuti includes an amount equal to the dollar amount recognized for financial statement reporting purposes for fiscal year ended December 31, 2006 in connection with performance based options granted to Mr. Nuti in 2005 pursuant to the terms of his letter agreement. See Note 8 to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, for a discussion of the relevant assumptions used in calculating grant date fair value of such options pursuant to FAS 123R. For further information about this award, see the Outstanding Equity Awards at Fiscal Year-End table beginning on page 36 of this Proxy Statement.
(7)	The amounts reported in this column consist of payments made in March 2007 with respect to the Company’s Management Incentive Plan (“MIP”) for 2006. For more information regarding the MIP measurement criteria and eligibility, see the Grants of Plan-Based Awards table beginning on page 34 of this Proxy Statement.

(8)	Mr. Nuti received a total MIP payment of $935,140, which includes $835,140 attributable to the Company’s performance as compared to the established NPOI criteria, and $100,000 attributable to the Company’s achievement of specified diversity objectives.
(9)	Mr. Bocian received a total MIP payment of $290,542, which includes $250,542 attributable to the Company’s performance as compared to the established NPOI criteria, and $40,000 attributable to the Company’s achievement of specified diversity objectives.
(10)	Mr. Koehler received a total MIP payment of $332,150, which includes $289,650 attributable to the Company’s performance as compared to the established NPOI criteria, and $42,500 attributable to the Company’s achievement of specified diversity objectives.
(11)	Mr. Collins received a MIP payment of $38,555, all of which is attributable to the Company’s achievement of specified diversity objectives. The amount shown has been converted from GBP utilizing the method described in footnote 1. The amount reported in this column is in addition to the amount noted in footnote (3).
(12)	Ms. Wallace received a total MIP payment of $296,067, which includes $263,067 attributable to the Company’s performance as compared to the established NPOI criteria, and $33,000 attributable to the Company’s achievement of specified diversity objectives.
(13)	The amounts reported in this column reflect the aggregate increase in actuarial values of each of the Named Executive Officer’s benefits under the Company’s various qualified and nonqualified defined benefit pension plans. Messrs. Bocian and Koehler and Ms. Wallace will receive no additional Company contributions to their defined benefit plans after December 31, 2006, as a result of the Company’s action to freeze all U.S. defined benefit plans as of that date. Mr. Nuti is not a participant in any of the Company’s defined benefit pension plans because all such plans were closed to new participants prior to his joining the Company. Mr. Collins is a participant in the Company’s U.K. Defined Contribution Pension.
(14)	The amounts reported in this column include the aggregate incremental cost to the Company with respect to perquisites provided to the Named Executive Officer in 2006, contributions made by the Company to the Company’s Savings Plan on behalf of each of the Named Executive Officers, any insurance premiums paid by the Company with respect to life insurance for the benefit of the Named Executive Officers and gross-ups and reimbursements for the payment of taxes made to the Named Executive Officers during 2006 as detailed in the All Other Compensation Table immediately following this footnote.

2006 All Other Compensation Table

Name	Year	Perquisite and Other Personal Benefits ($) (A)	Tax Reimbursements ($)		Insurance Premiums ($) (C)	Company Contributions to Retirement and 401(k) Plans ($) (D)	Severance Payments /Accruals ($)	Change in Control Payments /Accruals ($)	Total ($)
Nuti, William President and Chief Executive Officer	2006	317,208	19,46	1(B)	1,397	10,714	—	—	348,780
Bocian, Peter Senior Vice President and Chief Financial Officer	2006	17,000	—		2,260	8,036	—	—	27,296
Koehler, Michael Senior Vice President, Teradata Division	2006	17,050	—		2,596	8,036	—	—	27,682
Collins, Malcolm Senior Vice President, Financial Solutions Division	2006	132,084	—		519	3,678	—	—	136,281
Wallace, Christine Senior Vice President, Worldwide Customer Services	2006	17,000	—		2,082	8,250	—	—	27,332

(A)	The amounts reported in this column include the aggregate incremental costs to the Company in fiscal year 2006 for the items set forth in the Perquisites Table. Perquisites, other than corporate aircraft usage, are valued at the actual amount paid to each provider of such perquisites, or if applicable, to the Named Executive Officer for use in connection with a perquisite program.
(B)	Per Mr. Nuti’s employment letter, Mr. Nuti receives a tax gross up relating to his living expenses in Dayton, Ohio and his commuting and personal use of the corporate aircraft.
(C)	The amounts reported in this column include the dollar value of any insurance premiums paid by the Company with respect to life insurance for the benefit of the Named Executive Officers. For Mr. Collins, the amount reported was converted from GBP using the average of the average monthly exchange rates for March through December 2006.
(D)	The amounts reported in this column include contributions made by the Company to the Company’s Savings Plan on behalf of each of the Named Executive Officers.

2006 Perquisites Table

Named Executive Officer	Corporate Aircraft Usage(I)	Temporary Housing Expenses(II)	Meals(III)	Legal Expenses(IV)	Security Monitoring	Relocation	Rental Cars	Executive Medical Program(V)	Financial Planning Allowance(VI)
William Nuti	$282,750	$8,944	$1,331	$1,159	NE	NE	$6,024	$5,000	$12,000
Peter Bocian	$—	NE	NE	NE	NE	NE	NE	$5,000	$12,000
Michael Koehler	$—	NE	NE	NE	$50(VII)	NE	NE	$5,000	$12,000
Malcolm Collins	$—	NE	NE	NE	NE	$101,800	$12,679	$5,000	$12,605
Christine Wallace	$—	NE	NE	NE	NE	NE	NE	$5,000	$12,000

Throughout this table, the notation “NE” indicates that an executive was not eligible or authorized to receive a specific perquisite.

(I)	The amounts reported in this column represent the incremental costs to the Company of personal usage of the corporate aircraft, including for Mr. Nuti, the incremental costs to the Company associated with use of the corporate aircraft for commuting between his residence and the Company office. The incremental cost to the Company of personal or commuting use of corporate aircraft was calculated by determining the variable operating cost to the Company, which includes items such as fuel, landing and terminal fees, crew travel expenses and operational maintenance. Expenses that were determined to be less variable in nature, such as pilot compensation, general administration and depreciation, were not included in the determination of the Company’s incremental cost. On occasion, others traveled with Mr. Nuti on corporate aircraft; however, the Company incurred de minimis incremental costs as a result of such travel.
(II)	The amounts reported in this column represent the incremental costs to the Company incurred in connection with providing temporary housing for Mr. Nuti at a Company-owned location in Dayton, Ohio.
(III)	The amounts reported in this column represent the payments made by the Company for meals and other miscellaneous living expenses for Mr. Nuti while he was living away from his residence and at his principal Company location.

(IV)	The amount reported in this column represents the legal expenses paid by the Company on Mr. Nuti’s behalf in connection with the negotiation of his employment letter, as provided in his employment letter.
(V)	In 2006, the Company implemented an executive medical program, which provided reimbursement of up to $5,000 for each executive to receive medical diagnostic services at a designated medical facility. Although not all of the Named Executive Officers used all of their allowance, due to privacy considerations associated with the receipt of medical services, the Company has elected to disclose the total amount of the maximum benefit available to each executive, rather than the amounts actually used by each individual.
(VI)	The amounts reported in this column represent the payment made by the Company to each executive to be used to obtain financial planning assistance, as part of the Company’s Financial Planning Allowance Program. The amount reported with respect to Mr. Collins is in U.S. dollars and were converted from GBP using the average exchange rate for the month in which the payment was made.
(VII)	The amount reported consists of expenses relating to a residential security telephone line that reports to NCR’s central station. The cost of monitoring such security is estimated to be less than $50 per year.

Grants of Plan-Based Awards Table

Plan-Based Awards

During 2006, the Committee granted equity awards to each of our Named Executive Officers pursuant to NCR’s equity incentive plans.

Grants made to our Named Executive Officers prior to April 26, 2006 were made under NCR’s Management Stock Plan, which was in effect until that date, and grants made to our Named Executive Officers after April 26, 2006 were made under NCR’s 2006 Stock Incentive Plan, which became effective on that date.

The Committee granted options to purchase shares of NCR common stock to Messrs. Nuti, Bocian and Koehler and Ms. Wallace on February 13, 2006, and to Mr. Collins and Ms. Wallace on March 1, 2006. Twenty-five percent of these options vest on each of the first, second, third and fourth anniversaries of the grant date. The exercise price for each of these options is equal to the average of the high and low sale prices of NCR’s common stock on the date of grant. The Committee also granted performance-based restricted shares to Messrs. Nuti, Bocian and Koehler and Ms. Wallace on February 13, 2006, and to Mr. Collins and Ms. Wallace on March 1, 2006. These shares will vest at the end of the three year performance cycle at such time as the Committee determines that such performance metrics are met. The performance metrics are based on NCR’s cumulative net operating profit for the period from January 1, 2006 through December 31, 2008. No shares will vest if the performance metrics are not met. If the performance metrics are met, the number of shares shown in the “Target” column in the Grants of Plan-Based Awards table will vest; if the performance metrics are exceeded, an additional number of shares will vest, up to the number shown in the “Maximum” column in such table. Performance-based restricted shares include the right to vote and the right to receive dividends, but may not be sold or transferred during the vesting period.

In 2006, the Committee established objectives to be considered when exercising its negative discretion under the MIP for calculating potential bonuses for each of our Named Executive Officers under the MIP. The objectives focused primarily on the level of NCR’s non-pension operating income (“NPOI”) during 2006. Each Named Executive Officer had the potential to receive a bonus as described more specifically in the Compensation Discussion and Analysis. For Messrs. Nuti and Bocian, 100% of the potential bonus was based on Company performance. For Messrs. Collins and Koehler, 75% of the potential bonus was based on the performance of the division for which such Named Executive Officer was responsible during 2006. For Ms. Wallace, 50% of the potential bonus was based on the performance of the division for which she was responsible in 2006 and 50% of the potential bonus was based on Company performance.

Pursuant to the terms of his employment offer letter, in 2006 Mr. Collins received a guaranteed MIP bonus equal to 100% of his annual base salary; Mr. Collins did not receive an additional bonus based on NCR’s performance in 2006. Using the objectives taken into consideration by the Committee, Messrs. Collins and Koehler and Ms. Wallace were also each eligible to earn an additional bonus if the division for which each such Named Executive Officer was responsible during 2006 achieved certain “stretch” order value or revenue objectives. Each Named Executive Officer was also able to earn an additional bonus under the MIP in the event the Company met certain employment diversity objectives that were established by the Committee.

2006 Grants of Plan-Based Awards Table

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($ / Sh)	Closing Price on Grant Date ($ / Sh)	Grant Date Fair Value
Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(b1)(1)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)(4)	(k)(5)	(k1)(6)	(l)
Nuti, William	MIP		500,000	1,000,000	2,000,000
President and Chief	Diversity			100,000
Executive Officer	2/13/2006	2/13/2006				16,524	66,096	99,144	—				2,554,280
	2/13/2006	2/13/2006								165,655	38.645	38.540	2,554,293
Bocian, Peter	MIP		150,000	300,000	600,000
Senior Vice President	Diversity			40,000
and Chief Financial	2/13/2006	2/13/2006				2,181	8,725	13,088	—				337,178
Officer	2/13/2006	2/13/2006								21,866	38.645	38.540	337,160
Koehler, Michael	MIP		159,375	318,750	637,500
Senior Vice President,	Diversity			42,500
Teradata Division	Stretch			106,250
	2/13/2006	2/13/2006				2,082	8,328	12,492	—				321,836
	2/13/2006	2/13/2006								20,872	38.645	38.540	321,833
Collins, Malcolm	MIP			—	87,191
Senior Vice President,	Diversity			38,555
Financial Solutions	Stretch			91,951
Division	3/1/2006	1/26/2006	—			7,923	31,690	47,535	—				1,260,787
	3/1/2006	1/26/2006								70,870	39.785	40.070	1,125,006
Wallace, Christine Senior Vice President, Worldwide	MIP Diversity Stretch		123,750	247,500 33,000 82,500	495,000
Customer Services	3/1/2006	2/13/2006				992	3,966	5,949	—				157,787
	3/1/2006	2/13/2006								9,939	39.785	40.070	157,774
	2/13/2006	2/13/2006				1,322	5,288	7,932					204,355
	2/13/2006	2/13/2006								13,252	38.645	38.540	204,337

(1)	This column was included in order to demonstrate those situations where the date of approval of an equity award differed from the grant date of the award for FAS 123R purposes. In all instances, the approval of the equity award preceded the grant date of such award.
(2)	The entries in columns (c), (d) and (e), with respect to Messrs. Nuti, Bocian, Koehler and Collins and Ms. Wallace reflect the potential award level for each such Named Executive Officer under the 2006 Annual MIP Objectives. For additional information regarding these award levels, see the narrative preceding this table. The actual amounts earned under the MIP are reflected in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table.
(3)	The numbers reported in columns (f), (g) and (h) relate to performance-based restricted shares granted to each of the Named Executive Officers in 2006. Each of these awards is subject to a 3-year vest and requires the achievement of specified performance metrics established by the Committee in order for vesting to occur. No shares will vest if the objectives are not met. If the objectives are met, the “target” number of shares will vest. In the event the objectives are exceeded, additional shares will vest, up to the maximum number described in column (h).
(4)	The numbers reported in this column reflect the number of options to purchase shares that were awarded to the Named Executive Officers in 2006 pursuant to the Management Stock Plan, which was in effect until April 26, 2006, and the Stock Incentive Plan, which became effective on April 26, 2006. Each of these awards is subject to a four year vesting schedule, during which 25% of the award vests on each anniversary of the grant date.
(5)	The exercise or base price of option awards is determined by the Fair Market Value (“FMV”) of the Company’s common stock on the grant date. Pursuant to the terms of the Stock Incentive Plan and the former Management Stock Plan, FMV is equal to the average of the high and low prices of NCR common stock on the grant date (or, if the grant date is not a trading day, on the immediately preceding trading day). The Committee has determined, within its discretion as set forth in the Stock Incentive Plan, that as of January 1, 2007, FMV for future awards shall be equal to the closing price of NCR common stock on the grant’s effective date.
(6)	Because the Company previously used a definition of FMV as described in footnote 5 above, the exercise or base price of an option award may differ from the closing price of the Company’s stock on a given grant date. This column is included, as prescribed by SEC rules, to identify those dates upon which the option exercise price differs from the grant date closing price.

2006 Outstanding Equity Awards at Fiscal Year-End Table

	Option Awards					Stock Awards

	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Name	Exercisable	Unexercisable
William Nuti
2/13/2006(1)		165,655		38.65	2/13/2016
2/13/2006(2)			—					66,096	2,826,265
8/8/2005(3)		400,000		34.92	8/8/2015
8/8/2005(1)	62,500	187,500		34.92	8/8/2015
8/8/2005(1)						63,750	2,725,950

Peter Bocian
2/13/2006(1)		21,866		38.65	2/13/2016
2/13/2006(2)								8,725	373,081
3/1/2005(1)	3,037	9,113		38.97	3/1/2015
3/1/2005(1)						2,025	86,589
9/2/2004(4)	6,666	3,334	—	22.39	9/2/2014
9/2/2004(5)						10,000	427,600
3/1/2004(4)	12,000	6,000		22.65	3/1/2014
3/1/2004(4)						1,334	57,042
8/4/2003(4)	3,334			13.67	8/4/2013
1/26/2001(4)	3,216			22.23	1/26/2011

Michael Koehler
2/13/2006(1)		20,872		38.65	2/13/2016
2/13/2006(2)								8,328	356,105
10/25/2005(6)			—			48,170	2,059,749
7/1/2005(5)						5,000	213,800
3/1/2005(1)	3,912	11,736		38.97	3/1/2015
3/1/2005(1)						2,608	111,518

	Option Awards					Stock Awards

Name/Award Date	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
	Exercisable	Unexercisable
3/1/2004(4)		10,000		22.65	3/1/2014
3/1/2004(4)						1,000	42,760
8/4/2003(4)	5,668		—	13.67	8/4/2013			—	—
1/1/1996(7)						3,214	137,431

Malcolm Collins
3/1/2006(1)	—	70,870	—	39.79	3/1/2016	—	—
3/1/2006(2)								31,690	1,355,064

Christine Wallace
3/1/2006(1)		9,939		39.79	3/1/2016
3/1/2006(2)								3,966	169,586
2/13/2006(1)		13,252		38.65	2/13/2016
2/13/2006(2)								5,288	226,115
3/1/2005(1)	2,531	7,594	—	38.97	3/1/2015
3/1/2005(1)		11,046		38.97	3/1/2015
3/1/2005(1)						1,688	72,179
2/1/2005(5)						12,000	513,120
3/1/2004(4)	22,666	11,334		22.65	3/1/2014
3/1/2004(4)						534	22,834
8/4/2003(4)	2,500			13.67	8/4/2013
1/26/2001(4)	22,800			22.23	1/26/2011
1/4/1999(4)	21,000			20.75	1/4/2009
1/1/1996(7)						1,494	63,883

(1)	This grant will vest in four equal annual installments, beginning on the first anniversary of the grant date.
(2)	This grant will vest in full three years after the date of grant if specified performance conditions are satisfied, as approved by the Committee.
(3)	This grant will vest in full on December 31, 2008.
(4)	This grant will vest in three equal annual installments, beginning on the first anniversary of the grant date.
(5)	This grant will vest in full three years after the grant date.
(6)	This grant will vest in two equal installments, the first on October 25, 2007, and the second on October 25, 2008.
(7)	This grant will vest in full once the recipient reaches age 55.

2006 Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
William Nuti	0	—	21,250	695,831
Peter Bocian	18,608	397,529	2,009	79,928
Michael Koehler	35,668	787,344	31,869	1,259,208
Malcolm Collins	0	—	0	—
Christine Wallace	8,000	210,149	1,096	43,604

Pension Benefits

NCR maintains several pension plans that provide benefits for certain of our Named Executive Officers. In 2004, NCR closed its U.S. pension plans to new participants and froze the pension benefits for existing U.S. participants under the age of 40. Effective December 31, 2006, these plans were frozen for all of the remaining participants, including the Named Executive Officers.

Messrs. Bocian and Koehler and Ms. Wallace are the only Named Executive Officers who are participants in NCR’s pension plans. Mr. Nuti is not eligible for any pension benefits at NCR, as the U.S. pension plans were already closed to new participants upon his becoming employed by NCR. Mr. Collins is a participant in the U.K. Defined Contribution Pension, which is a defined contribution plan. He is not a participant in the U.K. pension plan, which was closed to participants in 2004.

NCR Pension Plan

The NCR Pension Plan is a non-contributory, qualified pension plan that previously covered all NCR employees based in the United States. The NCR Pension Plan pays a monthly pension benefit and a PensionPlus benefit, each of which vests after the earlier of five years of service or attaining age 65. The full monthly pension benefit may begin at age 62, but may be started between age 55 and 62 in a reduced amount at the option of the participant after the participant has terminated employment. The PensionPlus benefit may be taken as a lump sum after termination of employment, or may be used to increase the monthly pension benefit.

The monthly pension benefit is computed by multiplying the following three items: (1) the participant’s years of service with NCR, (2) a factor between 1.4% and 1.7%, depending on the participant’s total years of service, and (3) the participant’s modified average pay. Modified average pay is the average annual base pay and bonus received during a participant’s career, with an adjustment to pay for earlier years when earnings typically were less. The PensionPlus benefit is computed as an account balance, although the account is for bookkeeping purposes only. The plan allocates to a participant’s account each month 1 1/2% (3% in the case of employees hired on and after June 1, 2002) of the participant’s compensation for such month, and also provides monthly interest credits on the participant’s account balance. These interest credits will continue despite the plan being frozen, as long as the participant remains an employee of NCR. See Note 9 to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, for a discussion of the relevant assumptions used in quantifying the present value of the current accrued benefit as reported in the Pension Benefits Table.

NCR Nonqualified Excess Plan

NCR also maintains the NCR Nonqualified Excess Plan (the “Excess Plan”), which pays the additional pension benefits that would be paid under the NCR Pension Plan if certain federal limits on the amount of pay that may be considered under the NCR Pension Plan were not in effect. Benefits are calculated in the same way as under the NCR Pension Plan, and vesting provisions are the same. See Note 9 to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, for a discussion of the relevant assumptions used in quantifying the present value of the current accrued benefit as reported in the Pension Benefits Table. Messrs. Bocian and Koehler and Ms. Wallace are participants in the Excess Plan.

Supplemental Retirement Plans

NCR also maintains a supplemental retirement plan for senior managers called the Retirement Plan for Officers of NCR (the “Officer Plan”). This plan covers senior managers appointed to specified executive levels after November 30, 1988. Messrs. Bocian, Koehler and Wallace are participants in the Officer Plan.

The Officer Plan pays monthly benefits in an amount equal to 2.5% of career average monthly pay for service after becoming a plan participant and vests after the earlier of five years of service or attaining age 65. The full monthly pension benefit may begin at age 62, but may be started between age 55 and 62 in a reduced amount at the option of the participant after the participant has terminated employment. See Note 9 to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, for a discussion of the relevant assumptions used in quantifying the present value of the current accrued benefit as reported in the Pension Benefits Table.

2006 Pension Benefits Table

Name	Plan Name	Number of Years Credited Service(#)	Present Value of Accumulated Benefit($)
William Nuti(1)	N/A
Peter Bocian(2)	NCR Pension Plan Officer Plan Excess Plan	23.9 4.9 23.9	343,117 157,781 93,130
Michael Koehler(2)	NCR Pension Plan Officer Plan Excess Plan	31.3 12.2 31.3	525,001 434,377 332,835
Malcolm Collins(1)(3)	N/A
Christine Wallace	NCR Pension Plan Officer Plan Excess Plan	27.2 11.1 27.2	476,503 378,650 205,418

(1)	Messrs. Nuti and Collins are not participants in, nor eligible with respect to any of the Company’s pension plans, because all of the plans were closed to new participants prior to their respective employment dates.
(2)	Pursuant to the terms of the Officer Plan, Messrs. Bocian and Koehler and Ms. Wallace have each been credited with fewer years of service under the Officer Plan than their years of service with the Company because they did not become eligible for Officer Plan participation until the attainment of executive status.
(3)	Mr. Collins participates in a defined contribution plan in the United Kingdom.

DIRECTOR COMPENSATION

Pursuant to authority granted to it by NCR’s Board of Directors, the Committee on Directors and Governance (the “Directors Committee”) adopted the NCR Director Compensation Program on April 26, 2006. The Director Compensation Program provides for the payment of annual retainers, annual equity grants and initial equity grants to non-employee members of NCR’s Board of Directors. Mr. Nuti does not receive remuneration for his service as a director of NCR.

Annual Retainer

Under the Director Compensation Program adopted on April 26, 2006, each non-employee member of NCR’s Board receives an annual retainer of $75,000. The Chairman of the Board (Mr. Ringler) receives an additional retainer of $165,000, and each director serving on the Audit Committee receives an additional retainer of $5,000. The Chair of the Directors Committee (Mr. Prahalad) receives an additional retainer of $9,000, and the Chairs of the Audit Committee (Mr. Boykin) and Compensation and Human Resource Committee (Ms. Levinson) each receive an additional retainer of $12,000. Prior to the adoption of the new Director Compensation Program, NCR’s previous director compensation program provided for the payment of an annual retainer as well as meeting fees and committee chair fees.

Prior to January 1 of each year, a director may elect to receive all or a portion of his or her annual retainer in NCR common stock instead of cash. In addition, a director may elect to defer receipt of shares of common stock payable in lieu of cash. For awards received in 2006, directors could elect to receive payments for deferred stock in NCR common stock or in cash. Beginning in 2007, payments for deferred stock may be paid only in cash.

Initial Equity Grant

The Director Compensation Program provides that upon initial election to the Board, each non-employee director will receive a grant of restricted stock or restricted stock units. A director may elect to defer receipt of the shares of common stock that would otherwise be received upon vesting of restricted stock or restricted stock units. The restricted stock units vest in four equal quarterly installments commencing three months after the grant date. Payment is made only in NCR common stock. Upon his election to the Board in 2006, Mr. Daichendt received an initial equity award valued at $40,000, which consisted of 911 restricted stock units.

Annual Equity Grant

The Director Compensation Program also provides that on the date of each annual meeting of NCR’s stockholders each non-employee director will be granted restricted stock and/or restricted stock units and options to purchase a number of shares of NCR common stock in an amount determined by the Directors Committee. Any restricted stock units awarded will vest in four equal quarterly installments commencing three months after the grant date. Any options that are granted will be fully vested and exercisable on the first anniversary of the grant. If the grant is made in the form of restricted stock units, a director may elect to defer receipt of the shares of common stock payable when such restricted stock units vest.

Pursuant to the Director Compensation Program, on the date of NCR’s 2006 annual meeting each non-employee director received an annual equity award valued at $62,500, which was granted in the form of 1,486 restricted stock units. Messrs. Boykin, Lund and Ringler each elected to defer his receipt of the shares represented by the restricted stock units until the date upon which he ceases to serve as a director. Each non-employee director also received an additional annual equity award valued at $62,500, which was granted in the form of options to purchase 3,724 shares of NCR’s common stock.

2006 Director Compensation Table

The following table provides information on 2006 compensation for our non-employee directors:

Name (a)	Fees Earned or Paid in Cash ($) (b) (5),(6)		Stock Awards ($) (c) (8), (9),(10)		Option Awards ($) (d) (12), (13)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($) (g)	Total ($) (h)
James Ringler, Chairman(1)	249,777		321,275		43,464	—	—	18,542(14)	633,058
Edward (Pete) Boykin(2)	—(7)		130,566		43,464	—	—	—	174,030
Mark Frissora	71,846		27,395		43,464	—	—	—	142,705
Gary Daichendt	—(7)		78,738	(11)	43,464	—	—	—	122,202
Linda Fayne Levinson(3)	43,923	(7)	80,920		43,464	—	—	—	168,307
Victor Lund	75,253		31,250		43,464	—	—	—	149,967
C.K. Prahalad(4)	—(7)		117,436		43,464	—	—	—	160,900
William Stavropoulos	65,846		27,395		43,464	—	—	—	136,705

(1)	Mr. Ringler serves as Chairman of the Board of Directors.
(2)	Mr. Boykin serves as Chair of the Audit Committee.
(3)	Ms. Levinson serves as Chair of the Compensation and Human Resource Committee.
(4)	Mr. Prahalad serves as Chair of the Committee on Directors and Governance.
(5)	Amounts reported in this column represent the annual retainers and meeting fees earned by the directors in 2006 and paid in cash (“Cash Retainers”). Directors may elect to receive these Cash Retainers in the form of cash or common stock, or an even distribution of both. To the extent that a director elected to receive his or her Cash Retainers in common stock, such fees are not reported in column (b); however, the dollar amount, if any, recognized for financial statement reporting purposes in 2006 in accordance with FAS 123R with respect to such stock is reflected in the “stock awards” column (column (c)).
(6)	The Board of Directors adopted a new Director Compensation Program, effective April 26, 2006. Prior to the adoption of the new program, the previous director compensation program provided for the payment of an annual retainer as well as meeting fees and committee chair fees. Therefore, this column reflects the payment of meeting fees with respect to meetings prior to April 26, 2006.
(7)	Messrs. Boykin, Daichendt and Prahalad elected to receive the following Cash Retainers earned in 2006 in the form of an equivalent number of shares: Mr. Boykin, $87,253; Mr. Daichendt, $54,505; and Mr. Prahalad, $84,978. Ms. Levinson elected to receive her Cash Retainers equally divided between cash and an equivalent number of shares, such that she received $43,923 in the form of cash and $43,923 in the form of shares. In the event a director elects to receive Cash Retainers in the form of stock, he or she may further elect to receive such stock currently or at a future specified date. Mr. Boykin has elected to defer his receipt of shares in respect of his Cash Retainers until the date upon which he ceases to serve as a director.
(8)	The amounts reported in this column include the dollar amount recognized for financial statement reporting purposes in 2006 in accordance with FAS 123R in connection with annual awards of Restricted Stock Units made to each non-employee director pursuant to the Director Compensation Program (“RSU Awards”). See Note 8 to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, for a discussion of the relevant assumptions used in calculating grant date fair value pursuant to FAS 123R. The grant date fair value of the RSU Award given to each non-employee director is $65,258 and equates to 1,486 Restricted Stock Units.
(9)	The amounts reported in this column also include the dollar amount recognized for financial statement reporting purposes in 2006 in accordance with FAS 123R with respect to Ms. Levinson and Messrs. Boykin, Daichendt and Prahalad who have elected to receive their Cash Retainers in the form of shares, as described in footnote 7 above. See Note 8 to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, for a discussion of the relevant assumptions used in calculating grant date fair value pursuant to FAS 123R. The grant date fair value for Cash Retainers paid in stock on March 31, 2006 is $12,537 for Ms. Levinson, $23,012 for Mr. Boykin and $19,268 for Mr. Prahalad. The grant date fair value for Cash Retainers paid in stock on June 30, 2006 is $15,679 for Ms. Levinson, $28,274 for Mr. Boykin, $14,541 for Mr. Daichendt and $29,229 for Mr. Prahalad. The grant date fair value for Cash Retainers paid in stock on September 30, 2006 is $10,906 for Ms. Levinson, $23,028 for Mr. Boykin, $20,007 for Mr. Daichendt and $22,283 for Mr. Prahalad. The grant date fair value for Cash Retainers paid in stock on December 31, 2006 are $10,917 for Ms. Levinson, $23,032 for Mr. Boykin, $20,035 for Mr. Daichendt and $22,261 for Mr. Prahalad.

(10)	Each non-employee director had 744 Restricted Stock Units unvested and outstanding as of December 31, 2006, with the exception of Mr. Daichendt, who had 1,201 Restricted Stock Units unvested and outstanding as a result of his initial stock grant as discussed in footnote 11 below. Messrs. Ringler, Lund and Boykin elected to defer their receipt of shares that would otherwise be issuable in respect of restricted stock units until they vest.
(11)	The amount reported with respect to Mr. Daichendt, includes the dollar amount recognized for financial statement reporting purposes in 2006 in accordance with FAS 123R for an initial equity award valued at $40,000, which consists of Restricted Stock Units granted to him on April 26, 2006, when he joined the Board of Directors. This equates to a total of 911 Restricted Stock Units (calculated by dividing the total dollar value of $40,000 by the average of the high and low prices of Company common stock on the grant date). See Note 8 to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, for a discussion of the relevant assumptions used in calculating grant date fair value pursuant to FAS 123R.
(12)	The amounts reported in this column include the dollar amount recognized for financial statement reporting purposes in 2006 in accordance with FAS 123R with respect to the annual stock option grants made to each non-employee director (“Option Awards”). See Note 8 to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, for a discussion of the relevant assumptions used in calculating grant date fair value pursuant to FAS 123R. The grant date fair value of the Option Award given to each non-employee director is $65,252 and equates to 3,724 options to purchase NCR common stock.
(13)	The Option Awards outstanding as of December 31, 2006 for each of the non-employee directors are as follows: Mr. Ringler, 68,334; Mr. Boykin, 39,724; Mr. Frissora, 19,724; Mr. Daichendt, 3274; Ms. Levinson, 82,670; Mr. Lund, 27,724; and Mr. Prahalad, 82,670; and Mr. Stavropoulos, 65,724.
(14)	The amount reported reflects the incremental cost to the Company for Mr. Ringler’s personal use of the corporate aircraft. See footnote I to the 2006 Perquisites Table for a discussion of the method of calculating such incremental cost to the Company.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The tables below reflect the amount of compensation to be paid, and/or benefits to be provided, to each of the Named Executive Officers, in the event of termination of such executive’s employment as of December 31, 2006. A description of death and disability benefits and treatment of equity upon termination is provided below. See “Retirement Benefits,” “Change in Control Arrangements” and “Severance Agreements” in the Compensation Discussion and Analysis for a description of such items.

The agreements discussed in “Change in Control Arrangements” and “Severance Agreements” in the Compensation Discussion and Analysis include the following material conditions to the receipt of compensation and/or benefits. In the case of the Change in Control Severance Plan, the compensation and/or benefits provided to each participant are conditioned upon such participant’s execution of a restrictive covenant and release agreement that includes, among other items, an eighteen month non-competition, non-solicitation a confidentiality provision. As discussed in “Severance Agreements” in the Compensation Discussion and Analysis, it is generally our practice to negotiate the terms of such agreements, when needed, with each of our most senior executives, including our Named Executive Officers. Such negotiated agreements typically include non-competition, non-solicitation and confidentiality provisions. In the case of the severance arrangement with Mr. Nuti previously discussed in “Severance Agreements,” such compensation and benefits are conditioned upon Mr. Nuti’s compliance with an eighteen month non-competition and non-solicitation provision, and a confidentiality provision.

Death and Disability Benefits

Benefits provided to Named Executive Officers under the termination scenarios of death or disability depend on the individual level of benefits chosen by the Named Executive Officer during the annual benefits enrollment process. The Named Executive Officers receive the same company-provided life insurance coverage, short-term disability coverage, and long-term disability coverage as the general NCR population. These core coverages are 200% of base salary for life insurance, 100% of base salary for two to eighteen weeks depending on years of service and 66 2/3% of base salary for the remainder of a 26-week period for short-term disability coverage, and 50% of base salary for the duration of an employee’s long-term disability for long-term disability coverage. Each employee has the option of choosing a higher level of coverage at his or her own expense.

Treatment of Equity upon Termination

Under the Stock Incentive Plan, equity awards may have unique vesting treatment based on a change in employment status. The vesting treatment is unique based on the form of equity and the termination reason as outlined below for awards granted in 2006. The vesting treatment described below is conditioned upon the participant’s compliance with a non-competition and non-solicitation provision of at least twelve month’s duration, as well as a confidentiality provision.

Situation	Restricted Stock	Performance-Based Restricted Stock	Stock Options
Death and Long-term Disability (“LTD”)	Awards vest in full upon the date of death or LTD	A pro rata portion of the stock, calculated as of the date of death or long-term disability, will continue to vest and payout at the end of the performance period based on actual results	Awards vest in full upon the date of death or LTD and are exercisable for the one-year period following the date of death if the death occurs prior to age 55; or the earlier of the actual expiration or three years if after age 55
Retirement	Pro-rata portion will become fully vested as of date of retirement	A pro rata portion of the stock, calculated as of the date of retirement will continue to vest and payout at the end of the performance period based on actual results	Unvested awards are forfeited. Vested awards expire the earlier of three years following retirement date or the expiration date
Termination due to Reduction in Force (“RIF”)	Pro-rata portion will become fully vested as of date of RIF	A pro rata portion of the stock, calculated as of the date of RIF, will continue to vest and payout at the end of the performance period based on actual results	Unvested awards are forfeited. Vested awards expire the earlier of one day prior to 60 days post termination or the expiration date
Voluntary Resignation	Award is forfeited	Award is forfeited	Unvested awards are forfeited. Vested awards expire the earlier of one day prior to 60 days post termination or the expiration date
Involuntary Termination for Cause	Award is forfeited	Award is forfeited	Award is forfeited
Change in Control (“CIC”)	Award vests in full upon the date of CIC	Award vests in full upon the date of CIC	Award vests in full upon the date of CIC

Grants made under the Management Stock Plan prior to April 26, 2006, may have unique vesting treatment based on a change in employment status. There are grants outstanding and unvested under the Management Stock Plan from the years 2005, 2004 and 2003. The vesting treatment is unique based on the vehicle and the termination reason as outlined below. The vesting treatment described below is conditioned upon the participant’s compliance with a non-competition and non-solicitation provision of at least eighteen month’s duration, as well as a confidentiality provision.

Situation	Restricted Stock	Performance-Based Restricted Stock	Stock Options
Death and Long-term Disability	Awards vest in full upon date of death or LTD	N/A	Awards vest in full upon the date of death or LTD and are exercisable for the ten-year life of the grant
Retirement	Award is forfeited	N/A	Awards vest in full upon the date of death or LTD and are exercisable for the ten-year life of the grant
Termination due to Reduction in Force	Award is forfeited	N/A	Unvested awards are forfeited. Vested awards expire the earlier of one day prior to 60 days post termination or the expiration date
Voluntary Resignation	Award is forfeited	N/A	Unvested awards are forfeited. Vested awards expire the earlier of one day prior to 60 days post termination or the expiration date
Involuntary Termination for Cause	Award is forfeited	N/A	Award is forfeited
Change-in- Control	Award is forfeited	N/A	Awards vest in full upon the date of CIC

Change in Control Severance

Executive	Cash	Prorata Bonus	Stock Options(1)	Restricted Stock & Performance- Based Shares(1)	Welfare Benefits	Excise Tax Gross-Up(1)(2)(3)(4)	Out- placement	Total
William Nuti	$6,000,000	$935,140	$5,290,595	$5,552,215	$32,738	$7,537,042	$10,000	$25,357,730
Peter Bocian	$2,100,000	$290,542	$313,094	$944,312	$32,738	$1,183,692	$10,000	$4,874,378
Malcolm Collins	$2,459,218	$460,417	$210,832	$1,355,064	$7,651	$2,036,870	$10,000	$6,540,052
Michael Koehler	$2,231,250	$332,150	$331,468	$2,921,320	$32,738	$1,289,071	$10,000	$7,147,997
Christine Wallace	$1,732,500	$296,067	$340,796	$1,067,760	$32,738	$949,219	$10,000	$4,429,080

(1)	Equity valuations assume closing price of NCR stock on December 29, 2006 of $42.76.
(2)	For purposes of calculating the excise tax gross up, the parachute value of stock options was calculated using the Black-Scholes option valuation methodology and the following assumptions:
(a) Volatility - 35.3%
(b) Dividend Yield - 0%
(c) Risk Free Rate - 4.61%
(d) Option Term - expected option term of 5.3 years less elapsed time since option grant or one year (depending on stock plan in effect at grant)
(3)	Discount rates to determine the present values of the accelerated benefit of stock options and restricted shares for the parachute calculation were:
(a) Short Term - 5.89%
(b) Mid Term - 5.62%
(c) Long Term - 5.81%
(4)	The excise tax gross up is calculated using a 20% excise tax rate and a 40% individual income tax rate.

Reduction-in-Force Severance

Executive	Cash(1)	Prorata Bonus	Stock Options(2)(3)	Restricted Stock & Performance- Based Shares(2)(3)	Welfare Benefits	Out- placement	Total
William Nuti	$3,000,000	$935,140	$1,470,938	$3,554,472	$14,900	$10,000	$8,985,450
Peter Bocian	$200,000	$290,542	$0	$109,369	$4,739	$10,000	$614,650
Malcolm Collins	$234,211	$460,417	$0	$377,438	$7,651	$10,000	$1,089,717
Michael Koehler	$212,500	$332,150	$0	$104,393	$4,739	$10,000	$663,782
Christine Wallace	$165,000	$296,067	$0	$113,522	$4,739	$10,000	$589,328

(1)	Cash severance payment is subject to individual negotiation. The amount provided is an estimate.
(2)	The payments reported in these columns include only unvested awards. Vested equity is reported in the Outstanding Equity Awards at Fiscal Year-End Table.
(3)	Equity valuations assume closing price of NCR stock on December 29, 2006 of $42.76.

Death

Executive	Life Insurance(1)	Prorata Bonus	Stock Options(2)	Restricted Stock & Performance- Based Shares(2)	Welfare Benefits	Out- placement	Total
William Nuti	$1,200,000	$935,140	$5,290,595	$3,554,472	$0	$0	$10,980,207
Peter Bocian	$2,800,000	$290,542	$313,094	$680,600	$0	$0	$4,084,236
Malcolm Collins	$636,656	$460,417	$210,832	$377,438	$0	$0	$1,685,343
Michael Koehler	$1,155,000	$332,150	$331,468	$2,669,608	$0	$0	$4,488,226
Christine Wallace	$0	$296,067	$340,796	$785,581	$0	$0	$1,422,444

(1)	Proceeds would be payable by a third-party insurer.
(2)	Equity valuations assume closing price of NCR stock on December 29, 2006 of $42.76.

Disability

Executive	Disability Payments(1)(2)	Prorata Bonus	Stock Options(3)	Restricted Stock & Performance- Based Shares(3)	Welfare Benefits	Out- placement	Total
William Nuti	$0	$935,140	$5,290,595	$3,554,472	$0	$0	$9,780,207
Peter Bocian	$0	$290,542	$313,094	$680,600	$0	$0	$1,284,236
Malcolm Collins	$0	$460,417	$210,832	$377,438	$0	$0	$1,048,687
Michael Koehler	$0	$332,150	$331,468	$2,669,608	$0	$0	$3,333,226
Christine Wallace	$0	$296,067	$340,796	$785,581	$0	$0	$1,422,444

(1)	Named Executive Officers in the United States are provided with core disability payments as discussed under “Death and Disability Benefits” on page 44. Messrs. Nuti and Koehler and Ms. Wallace each opted for core coverage for 2006, while Mr. Bocian opted for higher coverage. Mr. Collins would have received GBP £54,300 (approximately $106,109) per year as long-term disability benefits.
(2)	Proceeds would be payable by a third-party insurer.
(3)	Equity valuations assume closing price of NCR stock on December 29, 2006 of $42.76.

Voluntary Resignation

Executive	Cash	Prorata Bonus	Stock Options(1)	Restricted Stock & Performance- Based Shares(1)	Welfare Benefits	Out- placement	Total
William Nuti(2)	$0	$0	$1,470,938	$3,554,472	$0	$0	$5,025,410
Peter Bocian	$0	$0	$0	$109,369	$0	$0	$109,369
Malcolm Collins	$0	$0	$0	$377,438	$0	$0	$377,438
Michael Koehler	$0	$0	$0	$104,393	$0	$0	$104,393
Christine Wallace	$0	$0	$0	$113,522	$0	$0	$113,522

(1)	Equity valuations assume closing price of NCR stock on December 29, 2006 of $42.76.
(2)	Figures for Mr. Nuti assume voluntary resignation for good reason. If Mr. Nuti resigns for a reason that does not qualify as good reason, then his unvested equity is forfeited.

EQUITY COMPENSATION PLAN INFORMATION

The table below shows information regarding awards outstanding and shares available for issuance under our Management Stock Plan that was in effect until April 26, 2006 and our Stock Incentive Plan that was adopted April 26, 2006.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column a)
	(a)		(b)	(c)
Equity compensation plans approved by security holders :
Management Stock Plan (1)	7,757,842		$25.21	72,718,865
Stock Incentive Plan (2)	302,203	(3)	$39.63	11,506,583
Equity compensation plans not approved by security holders:	N/A		N/A	N/A

Total	8,060,045		$25.75	84,225,448

1.	The NCR Management Stock Plan was adopted with stockholder approval, effective January 1, 1997. The plan contained an evergreen provision, pursuant to which the number of shares authorized under the plan was increased by 4% of the outstanding shares on the first day of the year for each year during the ten-year term of the plan without the need for additional Board or stockholder approval. There were no shares authorized under the plan as of December 31, 2006. The NCR Management Stock Plan was terminated as of April 26, 2006, upon the stockholders’ approval of the Stock Incentive Plan; however, such termination did not affect awards previously granted and outstanding under the NCR Management Stock Plan.

2.	The Stock Incentive Plan was adopted with stockholder approval, effective April 26, 2006.

3.	Includes a total of 6,399 performance-based restricted stock units that were outstanding under the Stock Incentive Plan as of December 31, 2006.

RELATED PERSON TRANSACTIONS

Our Committee on Directors and Governance is responsible for determining whether any conflicts of interest exist and the review and approval of each related party transaction. In January 2007 the Board of Directors formalized in writing a Related Person Transactions Policy.

This policy provides for approval or ratification each related person transaction in accordance with the procedures and policies discussed below (i) by the Company’s Committee on Directors and Governance or (ii) if the Committee on Directors and Governance determines that the approval or ratification of such related person transaction should be considered by all of the disinterested members of the Board of Directors, by such disinterested members of the Board of Directors by the vote of a majority thereof.

The policy provides for our General Counsel to advise the Chairman of the Committee on Directors and Governance of any related person transaction of which the General Counsel becomes aware. The Committee on Directors and Governance shall consider such related person transaction, unless the Committee on Directors and Governance determines that the approval or ratification of such transaction should be considered by all of the disinterested members of the Board of Directors, in which case such disinterested members of the Board of Directors shall consider the transaction. Except as set forth below, no related person transaction not approved in advance shall be entered into by the Company unless the consummation of such transaction is expressly subject to ratification.

If the Company enters into a transaction that it subsequently determines is a related person transaction or a transaction that was not a related person transaction at the time it was entered into but thereafter becomes a related person transaction, then in either such case the related person transaction shall be presented to the Committee on Directors and Governance or the disinterested members of the Board of Directors, as applicable, for ratification. If such related person transaction is not ratified, then the Company shall take all reasonable actions to attempt to terminate the Company’s participation in that transaction.

Factors that are reviewed by the Committee on Directors and Governance or the Board of Directors, as applicable, include: the size of the transaction and the amount payable to a related person; the nature of the interest of the related person in the transaction; whether the transaction may involve a conflict of interest; and whether the transaction involves the provision of goods or services to the Company that are available from unaffiliated third parties and, if so, whether the transaction is on terms and made under circumstances that are at least as favorable to the Company as would be available in comparable transactions with or involving unaffiliated third parties.

The Company previously considered and authorized a related party transaction involving Kimberly Bocian who is an employee of the Company and the wife of Peter Bocian, NCR’s Senior Vice President and Chief Financial Officer. Ms. Bocian received total cash payments of approximately $212,996 during 2006. In addition, on February 13, 2006, Ms. Bocian received an award of 3,578 options to purchase shares of NCR stock. This award vests in four annual installments, beginning on February 13, 2007. On February 13, 2006, Ms. Bocian also received an award of 1,428 shares of performance-based restricted stock. These restricted shares fully vest three years after the date of issuance.

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table presents the approximate fees for professional audit services rendered by the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP (“PwC”), for the audit of the Company’s financial statements for fiscal years 2006 and 2005, as well as the approximate worldwide fees billed for other services rendered by PwC in such years:

Service	2006	2005
Audit Fees(1)	$7,779,400	$8,542,500
Audit-Related Fees(2)	$333,800	$331,400
Subtotal	$8,113,200	$8,873,900
Tax Fees(3)	$1,318,000	$1,669,000
All Other Fees(4)	$15,800	$12,100
Subtotal	$1,333,800	$1,681,100
Total Fees	$9,447,000	$10,555,000
(1)	Includes fees required for the review and examination of NCR’s consolidated financial statements, the audit of internal controls over financial reporting, quarterly reviews of interim financial statements, statutory audits, and consultations by management as to the accounting or disclosure treatment of transactions or events and the actual or potential impact of final or proposed rules, standards or interpretations by regulatory and standard setting bodies. Also includes attestation services and review services associated with the Company’s filings with the SEC.
(2)	Includes fees related to financial audits of employee benefit plans and services related to the filing of securities reports for one of the Company’s international subsidiaries.
(3)	Generally includes tax compliance, tax advice, tax planning and expatriate services. In 2006 and 2005 respectively, fees for tax services include:
(a)	$27,300 and $180,900 for tax compliance including the preparation, review and filing of tax returns;
(b)	$184,100 and $332,700 for Internal Revenue Service consultation and tax audit assistance;
(c)	$40,500 and $56,600 for local country statutory financial statement services incidental to the preparation of local country tax returns, among other things, and a foreign tax consultation;
(d)	$1,066,100 and $1,098,400 for expatriate services including tax return preparation, tax equalization calculations, tax consultancy, and related international assignment administration services; and
(e)	No tax consulting services were performed in 2005 and 2006.
(4)	Includes fees for all other work performed by PwC that does not meet the above category descriptions. In 2006 and 2005, respectively, of these fees: approximately 33% and 85% related to planning, advisory and tax services in connection with the liquidation of previously-acquired corporate entities after their operational integration into the Company; approximately 19% and 12% related to licensing of proprietary software; and approximately 5% and 3% related to non-audit work regarding a compensation analysis performed by the Company. In addition, in 2006, approximately 30% of these fees related to assistance with Securities and Exchange Commission filings for new stock plans, and approximately 13% of these fees related to audits pertaining to a foundation and a dormant organization.

The Audit Committee has adopted policies and procedures regarding its pre-approval of the audit, audit-related, tax and all other non-audit services to be provided by the Company’s independent registered public accounting firm or its affiliates to NCR or its consolidated subsidiaries (the “Pre-Approval Policy”). This policy is designed to assure that the provision of such services does not impair the independence of the Company’s independent registered public accounting firm. Under the Pre-Approval Policy, at the beginning of each fiscal year, the Audit Committee will review the services proposed by management and the Company’s independent registered public accounting firm to be provided during that year. The Audit Committee will then provide its pre-approval based on the limitations set forth in the Pre-Approval Policy. These limitations included the following:

•

In no case should NCR or its consolidated subsidiaries retain the Company’s independent registered public accounting firm or its affiliates to provide management consulting services or any non-audit services that are not permitted under applicable laws and regulations, including, without limitation, the Sarbanes-Oxley Act of 2002 and the SEC’s related rules and regulations.

•

Unless a type of service to be provided by the independent registered public accounting firm has received general pre-approval, it will require specific pre-approval by the Audit Committee. Any other non-audit services and tax consulting services will require specific pre-approvals by the Audit Committee and a determination that such services would not impair the independence of the Company’s independent registered public accounting firm. Specific pre-approvals by the Audit Committee will also be required for any material changes or additions to the pre-approved services.

•	The Audit Committee recommends that the ratio of total tax and all other non-audit services to total audit and audit-related services procured by the Company in a fiscal year be less than 1 to 1.

•

The Audit Committee will not permit the exclusive retention of NCR’s independent registered public accounting firm in connection with a transaction initially recommended by the independent auditors, the purpose of which may be tax avoidance and the tax treatment of which is not supported in applicable tax law.

•

Pre-approval fee levels for all services to be provided by the independent registered public accounting firm will be established annually by the Audit Committee, and updated on a quarterly basis by the Audit Committee at its regularly scheduled meetings. Any proposed services significantly exceeding these levels will require separate pre-approval by the Audit Committee.

•

The Corporate Controller will report to the Audit Committee on a quarterly basis regarding the status of all pre-approved audit, audit-related, tax and all other non-audit services provided by the Company’s independent registered public accounting firm or its affiliates to NCR or its consolidated subsidiaries.

•

Back-up documentation will be provided to the Audit Committee by management and/or the independent registered public accounting firm when requesting pre-approval of services by the Company’s independent registered public accounting firm. At the request of the Audit Committee, additional detailed documentation regarding the specific services will be provided.

•

Requests or applications to provide services that require separate approval by the Audit Committee will be submitted to the Audit Committee by the Chief Financial Officer, with the support of the independent registered public accounting firm, and must include a joint statement as to whether, in the view of management and the independent registered public accounting firm, the request or application is consistent with the SEC’s rules on auditor independence.

Under the Pre-Approval Policy, the Audit Committee has delegated to its Chair limited authority to grant pre-approvals for audit, audit-related, tax and other non-audit services in the event that immediate approval of a service is needed. The Chair shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting for its review and approval. The Audit Committee has not delegated to management its responsibilities to pre-approve services performed by the independent registered public accounting firm.

The audit, non-audit, tax and all other non-audit services provided by PwC to the Company, and the fees charged for such services, are actively monitored by the Audit Committee as set forth in the Pre-Approval Policy on a quarterly basis to maintain the appropriate level of objectivity and independence in the firm’s audit work for NCR. Part of the Audit Committee’s ongoing monitoring includes a review of any de minimis exceptions as provided in the applicable SEC rules for non-audit services that were not pre-approved by the Audit Committee. In 2006 and 2005, of those total amounts reported above, all activities were pre-approved by the Audit Committee prior to commencement, thus no de minimis activity was reported.

BOARD AUDIT COMMITTEE REPORT

The Audit Committee consists of four directors, each of whom is independent as determined by the Board of Directors under the standards set forth in the Board’s Corporate Governance Guidelines, which are based on the requirements of the listing standards of the New York Stock Exchange (“NYSE”) and the applicable rules of the U.S. Securities and Exchange Commission (“SEC”). In accordance with NYSE and SEC rules, all members are “financially literate.” In addition, two of its members are “audit committee financial experts” as defined under applicable SEC rules. A brief description of the responsibilities of the Audit Committee is set forth above under the caption “Committees of the Board.” The Audit Committee acts under a charter adopted by the Board of Directors, which is periodically reviewed and revised as appropriate. The Audit Committee charter was revised and approved by the Board of Directors in October 2006, and is available on the Company’s corporate governance website at http://www.ncr.com/corpgovernance/corpgov_board_charters.htm.

In general, NCR’s management is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls, and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations. PricewaterhouseCoopers, NCR’s independent registered public accounting firm, is responsible for performing an independent audit of the Company’s consolidated financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles, as well as an independent audit of the Company’s internal control over financial reporting.

In the course of fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed with NCR management the Company’s audited financial statements for fiscal year 2006, as well as its quarterly public earnings releases and its quarterly reports on Form 10-Q, and, together with the Board, has reviewed and discussed the Company’s annual report on Form 10-K and proxy statement. In addition, the Audit Committee met with management frequently during the year to consider the adequacy of the Company’s internal control over financial reporting and spent considerable time and effort overseeing the Company’s compliance efforts in connection with Section 404 of the Sarbanes-Oxley Act of 2002. The Audit Committee also discussed with NCR’s senior management and independent registered public accounting firm the process used for certifications by the Company’s Chief Executive and Chief Financial Officers for certain of the Company’s filings with the SEC, as well as the clarity and completeness of the Company’s financial disclosures. Further, the Audit Committee discussed with PricewaterhouseCoopers, the Company’s independent registered public accounting firm, the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards). The Audit Committee also has received the written disclosures and the letter from PricewaterhouseCoopers required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and has discussed with PricewaterhouseCoopers its independence. In connection with its discussions concerning the independence of its independent registered public accounting firm, the Audit Committee adopted its annual policy requiring that the Audit Committee pre-approve all audit, audit-related, tax and other non-audit services provided by the Company’s independent registered public accounting firm or its affiliates to NCR or its consolidated subsidiaries. The committee also reviewed its procedures for processing and addressing complaints regarding accounting, internal controls, or auditing matters, and the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters. Finally, the Audit Committee has reviewed NCR’s critical accounting policies and alternative policies, if any, with management and the Company’s independent registered public accounting firm to determine that both are in agreement that the policies currently being used are appropriate.

The Audit Committee met in executive session at its regular meetings periodically throughout the year with both PricewaterhouseCoopers and the internal auditors. It also met privately on occasion with the Chief Financial Officer and Corporate

Controller of the Company, each of whom has unrestricted access to the committee.

Based on the reviews and the discussions referred to above, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for filing with the SEC.

Dated:    February 26, 2007

The Audit Committee:

Edward P. Boykin, Chair

Gary Daichendt

Victor L. Lund

C.K. Prahalad

DIRECTORS’ PROPOSAL TO RATIFY THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2007

(Item 2 on Proxy Card)

The Board’s Audit Committee, which is composed entirely of independent directors, appointed PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) as the Company’s independent registered public accounting firm for 2007 to audit NCR’s consolidated financial statements. The Board has approved this selection and, as a matter of good corporate governance, is asking you to ratify this appointment.

Based on its “Pre-Approval Policy” (as defined above on page 51) and applicable SEC rules and guidance, the Audit Committee has considered whether the provision of the tax and other non-audit services described above under the caption “Fees Paid to Independent Registered Public Accounting Firm” was compatible with maintaining PricewaterhouseCoopers’ independence and concluded that it was.

PricewaterhouseCoopers has been the Company’s independent registered public accounting firm for many years and is a leader in providing audit services to the high-technology industry. The Board believes that PricewaterhouseCoopers is well qualified to serve as NCR’s independent registered public accounting firm given its experience, global presence with offices or affiliates in or near most locations where NCR does business, and quality audit work in serving the Company. PricewaterhouseCoopers rotates its audit partners assigned to audit NCR at least once every five years and the Audit Committee has placed restrictions on the Company’s ability to hire any employees or former employees of PricewaterhouseCoopers or its affiliates.

PricewaterhouseCoopers representatives will be at the annual meeting to answer questions, and they may also make any statement they wish at the meeting.

The Board and Audit Committee recommend that you vote FOR this proposal. If the stockholders do not approve this proposal, the Audit Committee and the Board of Directors will reconsider the appointment, but may decide to maintain its appointment of PricewaterhouseCoopers. Proxies solicited by the Board of Directors will be voted FOR this proposal, unless you specify otherwise in your proxy.

OTHER MATTERS

The Board of Directors does not know of any matters that will be brought before the annual meeting other than those listed in the notice of meeting. If any other matters are properly introduced at the meeting for consideration, including consideration of a motion to adjourn the meeting to another time or place, the individuals named on the enclosed form of proxy will have authority to vote on such matters in their discretion.

ADDITIONAL INFORMATION

Cost of Proxy Solicitation

We will pay the expenses of soliciting proxies in connection with the annual meeting. Proxies may be solicited on our behalf through the mail, in person, by telephone, electronic transmission, or facsimile transmission. We have hired Georgeson Shareholder Communications Inc., to assist in the solicitation of proxies, at an estimated cost of $15,000, plus reimbursement of reasonable out-of-pocket expenses. In accordance with the SEC and the New York Stock Exchange rules, NCR will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their expenses of sending proxies and proxy materials to the beneficial owners of NCR common stock.

Procedures for Stockholder Proposals and Nominations

Under NCR’s Bylaws, nominations for directors at an annual meeting may be made only by (1) the Board of Directors or a committee of the Board, or (2) a stockholder entitled to vote who has delivered notice to the Company within 90 to 120 days before the first anniversary of the date of the mailing of the notice for the preceding year’s annual meeting.

Our Bylaws also provide that business may not be brought before an annual meeting unless it is (1) specified in the notice of meeting (which includes stockholder proposals that the Company is required to include in its proxy statement under SEC Rule 14a-8), (2) brought before the meeting by or at the direction of the Board, or (3) brought by a stockholder entitled to vote who has delivered notice to the Company (containing certain information specified in the Bylaws) within 90 to 120 days before the first anniversary of the date of the mailing of the notice for the preceding year’s annual meeting. In addition, you must comply with SEC Rule 14a-8 to have your proposal included in the Company’s proxy statement.

A copy of the full text of the Company’s Bylaws may be obtained upon written request to the Corporate Secretary at the address provided on page 3 of this proxy statement.

Stockholder Proposals for 2008 Annual Meeting

Stockholders interested in presenting a proposal for consideration at NCR’s annual meeting of stockholders in 2008 must follow the procedures found in SEC Rule 14a-8 and the Company’s Bylaws. To be eligible for inclusion in the Company’s 2008 proxy materials, all qualified proposals must be received by NCR’s Corporate Secretary no later than November 20, 2007. Stockholder proposals submitted after that date but before December 20, 2007, will be presented at the annual meeting if such proposal complies with the Company’s Bylaws, but will not be included in the Company’s proxy materials. If a stockholder proposal is received after December 20, 2007, and is properly brought before the meeting, the persons named on the proxy card may vote in their discretion regarding such proposal all of the shares for which we have received proxies for the annual meeting.

The above notice and proxy statement are sent by order of the Board of Directors.

Peter M. Lieb

Senior Vice President,

General Counsel and Secretary

Dated:    March 1, 2007

Detach Here

2007 ANNUAL STOCKHOLDERS’ MEETING

RESERVATION REQUEST FORM

If you plan to attend the 2007 Annual Stockholders’ Meeting of NCR Corporation, please complete the following information and return to Peter M. Lieb, Senior Vice President, General Counsel and Secretary, NCR Corporation, 1700 South Patterson Blvd., Dayton, Ohio 45479.

Your name and address:

Number of shares of NCR common stock you hold:

If the shares listed above are not registered in your name, identify the name of the registered stockholder below and include evidence that you beneficially own the shares.

Registered stockholder:
(name of your bank, broker, or other nominee)

THIS IS NOT A PROXY CARD

1700 S. PATTERSON BOULEVARD DAYTON, OH 45479

Your Internet or telephone authorization authorizes the named proxies to vote the shares in the same manner as if you marked, signed and returned your proxy card.

AUTHORIZE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:00 P.M. Eastern Time on April 24, 2007. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

AUTHORIZE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:00 P.M. Eastern Time on April 24, 2007. Have your proxy card in hand when you call and follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to NCR Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by NCR in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to authorize your vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	NCORP1	KEEP THIS PORTION FOR YOUR RECORDS
— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NCR CORPORATION
NCR’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 and 2.
			For	Withhold	For All	To with hold authority to vote for any individual
1.	Election of Directors.		All	All	Except	nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

Class B Nominees:
	01) Edward P. Boykin		☐	☐	☐
02) Linda Fayne Levinson
03) Victor L. Lund

Class A Nominee:
	04) Gary Daichendt					For	Against	Abstain

2.	Ratification of the appointment of independent registered public accounting firm for 2007.					☐	☐	☐

NOTE: If you attend the meeting and decide to vote by ballot, your ballot will supersede this proxy. If signing for a corporation or partnership or as an agent, attorney or fiduciary, indicate the capacity in which you are signing.

For address changes and/or comments, please check this box and write them on the back where indicated.		☐

							Yes	No
			HOUSEHOLDING ELECTION - Please indicate if you consent to receive certain future investor communications in a single package per household.				☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Annual Meeting of Stockholders

NCR’s Annual Meeting of Stockholders will be held at 9:00 a.m. on April 25, 2007 at NCR’s World Headquarters Auditorium, 1700 S. Patterson Boulevard, Dayton, Ohio 45479. Please see your proxy statement for instructions should you wish to attend the meeting.

__ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ ___ __ __ __ __ __ _

Ù FOLD AND DETACH HERE Ù

NCR CORPORATION

Proxy/Voting Instruction Card

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR NCR’S ANNUAL MEETING OF STOCKHOLDERS ON APRIL 25, 2007

The undersigned stockholder of NCR Corporation, a Maryland corporation (“NCR” or the “Company”), hereby appoints William Nuti, Peter Lieb and Peter Bocian, and each of them, proxies, with the powers the undersigned would possess if personally present, and with full power of substitution, to vote all shares of common stock of NCR that the undersigned is entitled to vote at NCR’s Annual Meeting of Stockholders to be held in Dayton, Ohio, on April 25, 2007, and at any postponement or adjournment thereof, upon any matter that may properly come before the meeting, or any postponement or adjournment thereof, including the matters described in the accompanying proxy statement. This proxy also provides voting instructions to the trustee of the NCR Savings Plan and to the trustees and administrators of other plans, with regard to shares of NCR common stock the undersigned may hold under such plans for which the undersigned is entitled to vote at said meeting to the extent permitted by such plans and their trustees and administrators. The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Stockholders and of the accompanying Proxy Statement, the terms of each of which are incorporated by reference, and revokes any proxy heretofore given with respect to such meeting.

THE PROXIES OR THE TRUSTEES AND ADMINISTRATORS OF THE PLANS, AS THE CASE MAY BE, WILL VOTE THE SHARES IN ACCORDANCE WITH THE DIRECTIONS ON THIS CARD. IF YOU DO NOT INDICATE YOUR CHOICES ON THIS CARD, THE PROXIES WILL VOTE THE SHARES “FOR” EACH OF THE NOMINEES FOR DIRECTORS, “FOR” EACH OF THE OTHER PROPOSALS DESCRIBED IN THE PROXY STATEMENT AND IN THE DISCRETION OF THE PROXYHOLDER ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF. IF YOU ARE AN NCR SAVINGS PLAN PARTICIPANT OR OTHER PLAN PARTICIPANT ENTITLED TO VOTE AT THE 2007 ANNUAL MEETING OF STOCKHOLDERS AND DO NOT INDICATE YOUR CHOICES ON THIS CARD, THOSE SHARES WILL BE SO VOTED BY THE TRUSTEES OF SUCH PLANS.

Address Changes/Comments:
(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) (Continued and to be signed on the reverse side.)